UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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R. R. Donnelley & Sons Company

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2016

Annual Meeting of Stockholders | Meeting Notice | Proxy Statement

RR DONNELLEY

proxy

YOUR VOTE IS IMPORTANT

Please vote by using the internet, the telephone,
or by signing, dating and returning the enclosed proxy card

2016 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual Meeting of Stockholders

Thursday, May 19, 2016 10 a.m. Central time	The University of Chicago Gleacher Center 450 North Cityfront Plaza Drive Chicago, Illinois 60611	Record Date The close of business April 1, 2016

Items of Business

•	To elect the nominees identified in this proxy statement for a one-year term as directors
•	To approve, on an advisory basis, the Company’s executive compensation
•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm
•	To vote to amend the Company’s Restated Certificate of Incorporation to change the par value of the Common Stock
•

To vote to authorize the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding and treasury Common Stock, and a concurrent decrease in the authorized share capital of the Company, and approve corresponding amendments to the Company’s Restated Certificate of Incorporation

•	To vote to amend, in the discretion of the Board of Directors, the Restated Certificate of Incorporation to revise the provision fixing the size of the Board of Directors
•	To conduct any other business if properly raised

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, call the toll-free number or log on to the Internet — even if you plan to attend the meeting. You may revoke your proxy at any time before it is exercised.

You will find instructions on how to vote on page 18. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder at the close of business on April 1, 2016, you are invited to attend the meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Suzanne S. Bettman

Secretary

April 11, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 19, 2016.

This proxy statement and our annual report to stockholders are available on the Internet at www.rrdonnelley.com/proxymaterials. On this site, you will be able to access our 2016 proxy statement and our 2015 annual report on Form 10-K for the fiscal year ended December 31, 2015, and all amendments or supplements to the foregoing material that are required to be furnished to stockholders.

R.R. DONNELLEY & SONS COMPANY    1

2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals
Proposal 1: Election of Directors	4
Proposal 2: Advisory Vote to Approve Executive Compensation	9
Proposal 3: Ratification of Independent Registered Public Accounting Firm	10
Proposal 4: Amendment of the Company’s Restated Certificate of Incorporation to change the par value of the Common Stock	10
Proposal 5: Authorization for the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding and treasury Common Stock, and a concurrent decrease in the authorized share capital of the Company, and approval of corresponding amendments to the Company’s Restated Certificate of Incorporation	12
Proposal 6: Amendment, in the discretion of the Board of Directors, of the Restated Certificate of Incorporation to revise the provision fixing the size of the Board of Directors	16

Questions and Answers About How to Vote Your Proxy
Voting Instructions and Rules	18

Company Information
The Board’s Committees and Their Functions	21
Policy on Attendance at Stockholder Meetings	22
Corporate Governance	22

Stock Ownership
Beneficial Stock Ownership of Directors, Executives and Large Stockholders	25

Compensation Discussion & Analysis
Program Summary and 2015 Operating Highlights	26
2015 Compensation Decisions	27
Stockholder Outreach	28
Guiding Principles	28
The 2015 Compensation Program	29
Base Salary	30
Annual Incentive Plan	31
Long-Term Incentive Program	32
Benefit Programs	33
Stock Ownership Guidelines	33
Post-Termination Benefits	33
Tax Deductibility Policy	34
Operation of the Human Resources Committee	34
Role of Compensation Consultant	34
Risk Assessment	35
Role of Company Management	35
Human Resources Committee Report	35

2    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Table of Contents (continued)

This proxy statement is issued by RR Donnelley in connection with the 2016 Annual Meeting of Stockholders scheduled for May 19, 2016. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 11, 2016.

R.R. DONNELLEY & SONS COMPANY    3

2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals

1. Election of Directors

The following information about the business background of each person nominated by the Board has been furnished to the Company by the nominees for director. Each director will serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier resignation, removal, or death.

The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as directorships during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

Thomas J. Quinlan III

Chief executive officer and president of the Company since April 2007; group president, Global Services of the Company from October 2006 to April 2007; chief financial officer of the Company from April 2006 to October 2007; executive vice president, operations of the Company from February 2004 to October 2006; various capacities at Moore Wallace Incorporated, a printing company acquired by the Company in 2004 (and its predecessor, Moore Corporation Limited) that included: executive vice president-business integration from May 2003 to February 2004; executive vice president-office of the chief executive from January 2003 until May 2003; and executive vice president and treasurer from December 2000 until December 2002.

Qualifications: Mr. Quinlan’s day-to-day leadership as chief executive officer of the Company, as well as his many years of experience in the printing industry in both finance and operations, provides him with deep knowledge of the Company’s operations and industry and gives him unique insights into the Company’s challenges and opportunities.

Current Directorships: None

Former Directorships: None

Age: 53

Director since: 2007

Susan M. Cameron

Chief executive officer of Reynolds American Inc. (RAI), a manufacturer of cigarettes and other tobacco products, since May 2014; president and chief executive officer of RAI, January 2004 to February 2011; chairman of RAI January 2006 to October 2010; chairman of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, 2004 to 2010; chief executive officer of RJR Tobacco, July 2004 to December 2006; president and chief executive officer of Brown & Williamson Holdings Inc. (formerly known as Brown & Williamson Tobacco Corporation, and referred to here as B&W) from 2001 to 2004; director of B&W from 2000 to 2004 and chairman of the board of B&W from January 2003 to 2004; prior thereto, various positions with both B&W and its parent company British American Tobacco plc since 1981.

Qualifications: Ms. Cameron’s experience as chairman and chief executive officer of a public manufacturing company provides the Board with a perspective of a leader familiar with all facets of a global enterprise facing the same set of current external economic and governance issues. She is an audit committee financial expert based on her chief executive officer experience, including her experience supervising a principal financial officer.

Current Directorships:

Reynolds American Inc. (2014); Tupperware Brands Corporation

Former Directorships:

Reynolds American Inc. (2011-2013)

Age: 57

Director since: 2009

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

Richard L. Crandall

Founder and chairman, Enterprise Software Roundtable, a CEO roundtable for the software industry, since 1995; founding managing director of Arbor Partners, a technology venture capital firm, since November 1997; managing partner of Alpine Capital Partners, LLC, a real estate developer, May 2005 to April 2011; chairman, Novell, Inc., a provider of IT management software, from 2008 to 2011 and director from 2003 to 2011; chairman of Giga Information Group, an information technology research and advisory firm, from July 2002 until February 2003, and director of and special advisor to Giga Information Group from its founding in April 1996 until February 2003; technology advisor to U.S. Chamber of Commerce, from 2003 to 2008; founder Comshare, Inc., a decision support software company, and served as CEO from April 1970 until April 1994 and chairman from April 1994 until April 1997. Prior to 1997, executive chairman, Pelstar LLC, a medical equipment manufacturer, and director of several technology ventures: Activ8, Inc., an interactive television and digital wallet company; Virun, Inc., a nutraceutical and biotech firm; and Channelnet, a multichannel marketing software company.

Qualifications: Mr. Crandall’s experience as a director and advisor to several companies ranging from large to small and public to private in the information technology and technology fields, including as CEO of a software company, gives him valuable knowledge and perspective and allows him to bring a variety of viewpoints to Board deliberations. In addition, his background in the financial services industry also provides important financial and investment expertise and his information technology experience provides perspective on technology risks facing the Company.

Current Directorships:

Diebold, Inc.

Former Directorships:

Novell, Inc.; Platinum Energy Solutions; Claymore Dividend & Income Fund

Age: 72

Director since: 2012

Susan M. Gianinno

Chairman Publicis Worldwide, North America, an advertising agency network, since January 2014. Chairman and chief executive officer of Publicis USA, 2003-2014; Harvard Advanced Leadership Initiative fellow, 2014-2015; president, BCom3 Group Inc., an advertising agency, 2002; chairman and president of D’Arcy Masius Benton & Bowles, Inc., an advertising agency, 1998 to 2002; prior thereto, various positions at J. Walter Thompson Company, BBDO Inc., Young & Rubicam, Inc. and DDB, advertising agencies, since 1973.

Qualifications: Ms. Gianinno’s experience as chief executive officer and president of various companies in the advertising industry gives the Board a different perspective regarding the ways in which new media, the internet and e-commerce have affected the advertising industry and the broader strategies of the Company’s customers.

Current Directorships: None

Former Directorships: A.T. Cross, Inc.

Age: 67

Director since: 2013

R.R. DONNELLEY & SONS COMPANY    5

2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, January 1999 to 2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, April 1996 through July 1998; former chief executive officer of Dataquest, a market research firm for technology, 1992 to 1996.

Qualifications: Ms. Hamilton’s experience as chief executive officer of various software and technology companies helps the Board address the challenges faced due to rapid changes in communications strategies. Her involvement in early stage companies also brings to the Board entrepreneurial experience. She also has considerable corporate governance experience through years of service on the boards of other companies.

Current Directorships: None

Former Directorships:

Artistic Media Partners, Inc.; Classroom Connect Inc.; Evolve, Inc.; Ex’pression University for New Media; Giga Information Group; Lante Corp.; MarketTools, Inc.; Novell, Inc.; Software.com

Age: 71

Director since: 1995

Jeffrey M. Katz

Former chief executive officer, Wize Commerce Inc., a global leader in online monetization and traffic acquisition technologies, March 2010 through May 2014; chairman, president and chief executive officer, LeapFrog Enterprises, Inc., a digital educational toys and games business, 2009 to 2010; president and chief executive officer, LeapFrog Enterprises, Inc., 2006 to 2009; Non-executive director positions, 2005 to 2006; founding chairman, president and chief executive officer, Orbitz, Inc., a global online travel company, 2000 to 2004; prior thereto, various positions at SwissAir Group, American Airlines, Inc. and Lawrence Livermore National Laboratory.

Qualifications: Mr. Katz’s experience as a chief executive officer and chairman of high performance digital organizations helps the Board further the Company’s evolution in its role as a global provider of integrated communications, provides valuable insight for the Company as to the issues and opportunities facing the Company and further provides experience in strategic planning and leadership of evolving organizations. He is an audit committee financial expert based on his chief executive officer experience, including his experience supervising a principal financial officer.

Current Directorships: CA
Technologies, Inc.

Former Directorships: Digital River; Northwest Airlines; LeapFrog Enterprises, Inc.; Orbitz, Inc.

Age: 60

Director since: 2013

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

Richard K. Palmer

Chief financial officer, senior vice president and member of Group Executive Council of Fiat Chrysler Automobiles N.V. (FCA) (formerly Fiat S.p.A.), an international group that designs, produces and sells passenger cars and commercial vehicles, since 2011; chief financial officer of FCA US LLC (formerly Chrysler Group LLC), a vehicle manufacturer that is part of a global alliance with FCA, since 2009. Chief financial officer of Fiat Group Automobiles S.p.A., an automobile manufacturer owned by Fiat, 2006 to 2009; chief financial officer of Iveco S.p.A., an industrial vehicle and bus manufacturing company owned by Fiat, 2005 to 2007; chief financial officer, Comau S.p.A., a developer of automation systems and other robotic devices owned by Fiat, 2003 to 2005. Prior thereto, various positions at General Electric Company, United Technologies Corporation and Price Waterhouse since 1988.

Qualifications: Mr. Palmer’s experience as chief financial officer of both public and global companies, as well as his position as a member of the highest executive decision-making body of a large multinational company, brings financial, international and operational expertise. He is an audit committee financial expert based on his experience as chief financial officer of a public company and numerous other companies, as well as his experience as an auditor with a public accounting firm.

Current Directorships: FCA US LLC

Former Directorships: None

Age: 49

Director since: 2013

John C. Pope

Chairman of the Board of Directors of the Company; chairman of PFI Group, LLC, a private investment company; chairman of Waste Management, Inc., a NYSE-listed waste collection and disposal firm, November 2004 to December 2011; director of Wallace Computer Services, Inc. and its successor Moore Wallace Incorporated (MWI), 1996 until the acquisition of MWI by the Company in 2004; Chairman of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components, December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines, May 1992 to July 1994 and prior thereto, various positions since 1988.

Qualifications: Mr. Pope’s experience as chairman and senior executive of various public companies provides financial, strategic and operational leadership experience. He is an audit committee financial expert based on his experience as chief financial officer of a public company as well as his experience as a member and chairman of other public company audit committees. He has considerable corporate governance experience through years of service on other public company boards in a variety of industries.

Current Directorships:

The Kraft Heinz Company; Waste Management, Inc., Talgo SA

Former Directorships:

Con-way, Inc.; Dollar Thrifty Automotive Group, Inc.; Federal-Mogul Corporation; Navistar International Corporation; Kraft Foods, Inc.

Age: 67

Director since: 2004

R.R. DONNELLEY & SONS COMPANY    7

2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

Michael T. Riordan

Director of Wallace Computer Services, Inc. and its successor Moore Wallace Incorporated (MWI), 1999 until the acquisition of MWI by the Company in 2004; former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of disposable diapers and other absorbent products, May 2000 to February 2002; former president and chief operating officer of Fort James Corporation, August 1997 to August 1998 and, prior thereto, chairman, president and chief executive officer of Fort Howard Corporation, manufacturers of disposable paper products.

Qualifications: Mr. Riordan’s experience as chairman and chief executive officer of manufacturing companies provides experience in operational and strategic leadership. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships:

Clearwater Paper Corporation; NOVOLEX (formerly known as Hilex Poly)

Former Directorships:

Potlatch Corporation; The Dial Corporation

Age: 65

Director since: 2004

Oliver R. Sockwell

Former president and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987 to 1997. Previously executive vice president, finance at SLM Corporation (Sallie Mae). From 1998 to 2003, executive-in-residence at Columbia Business School (taught the executive leadership course).

Qualifications: Mr. Sockwell’s experience as president and chief executive officer of Connie Lee provides expertise in operational and strategic leadership as does his academic tenure at Columbia. He has considerable corporate governance experience through years of service on other public company boards.

Current Directorships: None

Former Directorships:

Liz Claiborne, Inc.; Wilmington Trust Corporation

Age: 72

Director since: 1997

The Board recommends that stockholders vote FOR each of our nominees. Only directors that receive a majority of the votes cast “FOR” their election will be elected. In the event that an incumbent director is not reelected, the Company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The Board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

On August 4, 2015, the Company announced the intention to split into three independent public companies: Donnelley Financial Solutions, Inc., LSC Communications, Inc. and the Company. The transactions are subject to certain conditions, including, among others, obtaining final approval from the Board, receipt of a favorable opinion and/or rulings from the Internal Revenue Service with respect to the tax-free nature of the transactions for U.S. federal income tax purposes and the effectiveness of Form 10 filings with the Securities and Exchange Commission. Although the Company is still in the planning and preparation stages for these transactions, on March 24, 2016 the Company announced that it is expected that Mr. Crandall will be appointed as Chairman of the Board of Directors of Donnelley Financial Solutions, Mr. Quinlan will be appointed as CEO and Chairman of the Board of Directors of LSC Communications and Ms. Hamilton will be appointed as Lead Director of the Board of Directors of LSC Communications, each of which would be effective upon the consummation of the transactions and at which time each of them would resign from the Board of Directors of the Company. The Company anticipates that other directors of the Company would be

8    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

appointed to the boards of Donnelley Financial Solutions and LSC Communications effective upon consummation of the transactions at which time such directors would resign from the Board of the Company. A majority of the directors of the Board of the Company will appoint a successor to fill any vacancy arising from such resignations in accordance with the By-laws of the Company.

In 2015, the Board met 12 times. Each director of the Company during 2015 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he or she served as a director.

2. Advisory Vote to Approve Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company is presenting a proposal that gives stockholders the opportunity to cast an advisory (non-binding) vote on our executive compensation for named executive officers by voting for or against it. At the 2011 Annual Meeting, stockholders were asked to vote on whether the Say-on-Pay vote should be held annually, every two years or every three years. Our stockholders indicated a preference for holding such a vote on an annual basis. Our Board determined, as a result of such vote on the frequency of the advisory (non-binding) vote to approve our executive compensation, that we will hold an advisory (non-binding) vote to approve our executive compensation every year.

The Company received an 75.25% vote in support of its executive compensation program in the 2015 Say-on-Pay advisory vote. During the course of 2015/2016, the Company continued its practice of engaging with stockholders about various corporate governance topics including executive compensation. Meetings were held with significant institutional investors, to, among other things, gather additional feedback on our compensation programs.

The feedback received from investors and the results of the 2015 advisory vote were taken into consideration by the Human Resources Committee in the review and administration of our program throughout the year and in the full scale evaluation of executive compensation that was conducted in 2015. Based in part on the meetings with significant institutional investors, meetings held in prior years and input from the compensation consultant, the Company, among other things, restructured its long-term incentive program to decrease dilution by providing for cash only awards under the program for employees below the executive vice president or president level.

As disclosed in the Compensation Discussion and Analysis beginning on page 26, we believe the 2015 compensation decisions and the overall executive compensation program are tailored to our business strategies, align pay with performance and take into account the feedback received from our investors. The goals of the Company’s executive compensation program are:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;
•	Structure compensation so that our executives share in the Company’s short- and long-term successes and challenges by varying compensation from target levels based upon business and individual performance;
•	Link pay-to-performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;
•

Base a substantial portion of each named executive officers’ long-term incentive award on performance measures while maintaining a meaningful portion that vests over time and is therefore focused on the retention of our top talent; and

•	Align a significant portion of executive pay with stockholder interests through equity awards and stock ownership requirements.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Human Resources Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•

Base salary is the smallest component of the compensation package and is set for each executive based on his or her level of responsibility in the organization and individual skills, performance, experience and market and peer group data.

•

An annual cash bonus plan that requires the achievement of a meaningful financial threshold (non-GAAP adjusted EBITDA) and individual performance objectives; the financial target is set by the Human Resources Committee at the beginning of the year following the presentation of the annual operating budget to the Board of Directors and is disclosed as an exhibit to the Company’s Annual Report on Form 10-K

•

A long-term incentive program that is predominantly equity based thereby ensuring alignment with stockholders that consists of Performance Share Units (“PSUs”) which require the achievement of a financial threshold (Cumulative Free Cash Flow for the three-year period 2015-2017, modified for organic revenue growth) before any shares are earned and Restricted Share Units (“RSUs”).

•	Overall compensation levels targeted at market and peer group target medians, with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved.
•

Stock ownership requirements of five times base salary for the CEO, three times base salary for all other NEOs and one times base salary for all other executives covered by the guidelines to further strengthen the alignment of executives and stockholders (and the stock holdings for all of the executive officers currently exceed their respective guidelines).

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

•	Limited perquisites provided to executive officers.
•	No option repricing or option grants below market, and no tax gross-ups on any benefits or perquisites.
•

The Company has a policy that restricts the ability to enter into future severance arrangements with executive officers that provide for benefits in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval; and the Human Resources Committee has determined that any future agreements will not include any gross-up for excise taxes.

•

To maintain the Company’s pay-for-performance orientation, PSUs were granted in 2015 and represent 50% of the total long-term equity awards for our named executive officers; for 2015, the PSUs were tied to Company performance over the three-year period based on cumulative free cash flow targets and an organic revenue growth modifier set by the Human Resources Committee after discussion with management regarding forecasted performance.

•	The Company targets total compensation at the 50th percentile of peer group compensation, but will increase or decrease amounts based on company and individual performance and market survey data.
•	The Company does not pay or accrue dividends on PSUs or RSUs.
•

Company policy prohibits employees, directors and certain of their family members from pledging, short sales, trading in publicly traded options, puts or calls, hedging or similar transactions with respect to Company stock.

•

The Company has a clawback policy covering all executive officers that sets forth conditions under which the Company may seek reimbursement with respect to incentive compensation paid or awarded to current or former executive officers of the Company.

•

The Human Resources Committee hired Willis Towers Watson as its executive compensation consultant because of their years of experience and expertise as well as their previous work with the Committee on the full scale evaluation of all the executive compensation programs in the Company.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the 2016 Annual Meeting:

“RESOLVED: that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosures in this Proxy Statement.”

The Say-on-Pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Human Resources Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2016 Annual Meeting and entitled to vote on the advisory resolution on executive compensation is required to approve the proposal.

The Board of Directors recommends that the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this proxy statement.

3. Ratification of Independent Registered Public Accounting Firm

Proposal 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2016. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2016 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2016 is required to approve the proposal.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte  & Touche LLP as the Company’s independent registered public accounting firm for 2016.

4. Amendment of the Company’s Restated Certificate of Incorporation to Change the Par Value of the Common Stock.

The Company is asking our stockholders to:

•

Authorize the Board to effect a reduction in the par value of the Company’s common stock from $1.25 per share to $0.01 per share (the “Par Value Reduction”) by filing a Certificate of Amendment of the Company’s Restated Certificate of Incorporation in the form attached to this proxy statement as Appendix A (the “Par Value Reduction Certificate of Amendment”) with the Secretary of State of the State of Delaware.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

The Par Value Reduction is not contingent upon the occurrence of the Company’s previously announced spinoff of our publishing and retail-centric print services and office products company, which will be called LSC Communications, Inc. (“LSC”) and our financial communications and data services company, which will be called Donnelley Financial Solutions, Inc. (“Donnelley Financial”), to be effected by distributing at least 80% of the issued and outstanding shares of common stock of each of LSC and Donnelley Financial to our stockholders (the “Spinoff Transactions”). If approved by our stockholders, the Par Value Reduction is not contingent upon the occurrence of the Spinoff Transactions and is expected to be effected prior to the Spinoff Transactions.

Background and Purpose of the Par Value Reduction

The purpose of the Par Value Reduction is to bring the par value of our common stock in line with the par value of the capital stock of many other public companies incorporated in Delaware. Historically, the concept of par value served to protect creditors and senior security holders by ensuring that a company received at least the par value as consideration for issuances of stock. Over time, the concept of par value has lost its significance as lenders, creditors and other persons doing business with a company tend to rely on the total financial strength of the company as shown by its financial statements and earnings prospects and, especially in the case of financial institutions that lend money to a company, on contractual restrictions that establish financial requirements that the company must satisfy. Many companies that incorporate today use a nominal par value or have no par value.

Board Discretion to Implement the Par Value Reduction

No further action on the part of stockholders will be required to either implement or abandon the Par Value Reduction. If the proposal is approved by stockholders and the Board determines to implement the Par Value Reduction, the Company would provide notice of the Par Value Reduction to the public following the effective date of the Par Value Reduction. The Board reserves its right to elect not to proceed with the Par Value Reduction if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or our stockholders. If approved by our stockholders, the Par Value Reduction is not contingent upon the occurrence of the Spinoff Transactions and is expected to be effected prior to the Spinoff Transactions.

Impact of the Par Value Reduction if Implemented

The Par Value Reduction will not change the number of authorized shares of common stock or affect the total number of shares of common stock currently outstanding. The Par Value Reduction will have no effect on the rights of the holders of common stock or preferred stock, except for reducing the minimum amount per share the Company must receive upon the issuance of any shares of common stock from $1.25 to $0.01.

Following the effectiveness of the Par Value Reduction, the Company’s “capital” under the Delaware General Corporation Law will be adjusted to reflect the Par Value Reduction. This will increase the Company’s “surplus” under the Delaware General Corporation Law available for the payment of dividends and the repurchase of common stock.

On the effective date of the Par Value Reduction, the stated capital on the Company’s balance sheet attributable to the Company’s common stock will be reduced to give effect to the decrease in par value from $1.25 to $0.01 and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.

Certificates representing shares of our common stock, par value $1.25 per share, issued and outstanding prior to the effective time of the filing of the Par Value Reduction Certificate of Amendment will be deemed to represent the same number of shares of our common stock, par value $0.01 per share, as they did prior to such effective time. Existing certificates will not be exchanged for new certificates in connection with the Par Value Reduction.

Procedure for Effecting the Par Value Reduction

If the stockholders approve the proposal and the Board decides to implement the Par Value Reduction, the Par Value Reduction will become effective either upon the filing of the Par Value Reduction Certificate of Amendment with the Secretary of State of the State of Delaware or at such other date and time as is specified therein. Although the Company’s Board intends to file the Par Value Reduction Certificate of Amendment as soon as practicable after the 2016 Annual Meeting, the Board may determine in its discretion not to effect the Par Value Reduction at any time prior to the effectiveness of the filing of the Par Value Reduction Certificate of Amendment.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon is required to approve the proposal to amend the Company’s Restated Certificate of Incorporation to change the par value of the common stock.

The Board of Directors recommends that the stockholders vote FOR the proposal to amend the Company’s Restated Certificate of Incorporation to change the par value of the common stock.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

5. Authorization of the Board of Directors to Effect, in Its Discretion, a Reverse Stock Split of the Outstanding and Treasury Common Stock, and a Concurrent Decrease in the Authorized Share Capital of the Company, and Approval of Corresponding Amendments to the Company’s Restated Certificate of Incorporation.

The Company is asking our stockholders to:

•

Authorize the Board to effect, in its discretion, a reverse stock split of the Company’s outstanding and treasury common stock whereby every three shares of the Company’s outstanding and treasury common stock would become one share of the company’s common stock, and a corresponding reduction in the number of authorized shares of the Company’s common stock from 500,000,000 to 165,000,000 (collectively, the “reverse stock split”); and

•

Adopt and approve a corresponding amendment of the Company’s Restated Certificate of Incorporation in the form attached to this proxy statement as Appendix B to effect the reverse stock split, which amendment, subject to the Board’s authority to abandon such amendment, would become effective at or near the time of the Spinoff Transactions.

If the stockholders approve this proposal, the Board would effect the reverse stock split and cause a Certificate of Amendment to the Company’s Restated Certificate of Incorporation in the form attached to this Proxy Statement as Appendix B (the “Reverse Stock Split Certificate of Amendment”) to be filed with the Secretary of State of the State of Delaware only if any of the previously announced Spinoff Transactions are to occur (as described below). The Board may determine in its discretion not to effect any reverse stock split and not to file the Reverse Stock Split Certificate of Amendment with the Secretary of State of the State of Delaware. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split.

Background

As previously announced, the Spinoff Transactions involve the Company spinning off our publishing and retail-centric print services and office products company, which will be LSC, and our financial communications and data services company, which will be Donnelley Financial, by distributing at least 80% of the issued and outstanding shares of common stock of each of LSC and Donnelley Financial to our stockholders. The Spinoff Transactions are subject to certain conditions, including, among others, obtaining final approval from the Board, receipt of a favorable opinion and/or rulings from the Internal Revenue Service with respect to the tax-free nature of the transactions for U.S. federal income tax purposes and the effectiveness of Form 10 filings with the SEC.

As of April 1, 2016, the Company had 209,357,247 shares of the Company’s common stock issued and outstanding. The last sale price of our common stock on NASDAQ on April 1, 2016 was $16.49 and over the prior 52 weeks our stock price has ranged from $12.07 to $20.22.

Purpose of the Reverse Stock Split

The Board believes that it is in the best interests of the Company and our stockholders to reduce the number of issued and outstanding shares through a reverse stock split implemented in connection with the previously announced Spinoff Transactions. Immediately following the completion of the reverse stock split, the number of shares of our common stock issued and outstanding or held in treasury will be reduced proportionately based on the reverse stock split ratio of one share of common stock for every three shares of common stock held before the reverse stock split.

The Board believes implementing a reverse stock split is likely to increase the market price for our common stock as fewer shares will be outstanding. The Board further believes that the increased market price of our common stock expected as a result of implementing the reverse stock split may improve marketability and liquidity of our common stock and may encourage interest and trading in our common stock.

For example, the Board believes that some institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. If the market price and trading ranges for our common stock were to be significantly lower following the Spinoff Transactions, the reverse stock split could increase the likelihood that the market price of our common stock would be viewed more favorably by potential investors. Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stocks. A higher stock price after the reverse stock split may reduce this concern.

The Board believes that it is in the best interests of the Company and our stockholders to reduce the number of authorized shares of common stock as part of the reverse stock split because the Board expects that the reverse stock split will reduce the need for such excess shares of authorized common stock.

Board Discretion to Implement the Reverse Stock Split

The Board expects to implement the reverse stock split effective at or near the time of the Spinoff Transactions. No decision has been made as to whether the reverse stock split will occur before or after the Spinoff Transactions. While the results of the stockholder vote on this proposal will not affect the Board’s previously announced decision to proceed with the Spinoff Transactions, if both of the planned Spinoff Transactions do not occur, the Board will not implement the reverse

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Proposals (continued)

stock split. If the Board were to decide to proceed with only one of the Spinoff Transactions, the Board may still determine to implement the reverse stock split.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, the Company would communicate to the public, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split. The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or our stockholders.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that following the reverse stock split the market price of the Company’s common stock will increase in proportion to the reduction in the number of shares of the Company’s common stock issued and outstanding before the proposed reverse stock split. The total market capitalization of the Company’s common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split for reasons unrelated to the reverse stock split.

Impact of the Proposed Reverse Stock Split if Implemented

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders receiving cash in lieu of a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of common stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

•

the number of issued and outstanding and treasury shares of the Company’s common stock will be reduced proportionately based on the reverse stock split ratio of one share of common stock for every three shares of common stock held before the reverse stock split.

•

based on the reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of our common stock issuable upon the exercise of all outstanding option awards and the vesting of all unvested stock units (including restricted stock units and performance stock units) will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;
•

the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plans will be reduced proportionately based on the reverse stock split ratio; and

•

in addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares of common stock and may have greater difficulty in executing sales.

Although the number of outstanding shares of the Company’s common stock would decrease following the proposed reverse stock split, the Board does not intend for the reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934.

The reduction in the Company’s authorized common stock as part of the reverse stock split will not have any immediate effect on the rights of existing stockholders. However, because the Company’s Board does not have the authority to issue common stock without the approval of our stockholders in excess of the difference between the authorized shares of common stock and the cumulative total of the Company’s outstanding and treasury shares of common stock, the reduction in the number of shares of authorized common stock as part of the reverse stock split will limit the amount of shares the Board may issue without first obtaining the approval of our stockholders.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the Company will pay to each registered stockholder, in cash, the value of any fractional share interest in the Company’s common stock arising from the reverse stock split. Any cash payment will equal the fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s common stock as reported by NASDAQ or any national securities exchange upon which the Company’s common stock is listed on the effective date of the reverse stock split. This cash payment may be subject to applicable U.S. federal, state and local income tax.

No transaction costs will be assessed on our stockholders for the cash payment. Our stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional share interest in the Company’s common stock. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

be required to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of the Company’s common stock on the effective date of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold shares of the Company’s common stock after the split, you may do so by either:

•	purchasing a sufficient number of shares of the Company’s common stock; or
•	if you have shares of the Company’s common stock in more than one account, consolidating your accounts;

so that in each case you hold a number of shares of the Company’s common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of the Company’s common stock on a post-reverse stock split basis.

Shares of the Company’s common stock held in registered form (that is, stock held by you in your own name in the Company’s stock register records maintained by our transfer agent) and stock held in “street name” (that is, stock held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding shares of the Company’s common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of the Company’s common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of the Company’s common stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of the Company’s common stock with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Effect on Registered “Book-Entry” Stockholders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of shares of the Company’s common stock. They are, however, provided with a statement reflecting the number of shares of the Company’s common stock registered in their accounts.

•

If you hold registered shares of the Company’s common stock in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares of the Company’s common stock in registered book-entry form or your cash payment in lieu of any fractional share interests, if applicable.

•

If you are entitled to post-reverse stock split shares of the Company’s common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of shares of the Company’s common stock you hold.

•

If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, you will warrant that you owned the shares of the Company’s common stock for which you received a cash payment. See “Fractional Shares” above for additional information.

Effect on Registered Certificated Shares

Some registered stockholders hold their shares of the Company’s common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of the Company’s common stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of common stock for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-reverse stock split shares of the Company’s common stock, your post-reverse stock split shares will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split shares of the Company’s common stock that you own in book-entry form. The Company will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.

Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares of the Company’s common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Consequences

Assuming our stockholders approve Proposal Number 4 in this Proxy Statement and such Proposal is implemented before the effectiveness of the reverse stock split, the par value per share of the Company’s common stock will remain unchanged following the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the

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Proposals (continued)

Company’s common stock will be reduced proportionately based on the reverse stock split ratio determined by the Board, from the amount stated on the balance sheet at the time, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The shares of the Company’s common stock held in treasury will also be reduced proportionately based on the reverse stock split ratio determined by the Board. After the reverse stock split, net income or loss per share, and other per share amounts will be increased because there will be fewer shares of the Company’s common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described above under “Impact of the Proposed Reverse Stock Split If Implemented,” the per share exercise price of outstanding option awards would increase proportionately, and the number of shares of common stock issuable upon the exercise of outstanding options and upon the vesting of unvested stock unit awards would decrease proportionately, in each case based on the reverse stock split ratio. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under the Company’s Restated Certificate of Incorporation in connection with the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to our stockholders. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code by the Department of Treasury, and interpretations of such authorities by the courts and the Internal Revenue Service (the “IRS”), all as of the date of this proxy statement and all of which are subject to change at any time, possibly with retroactive effect. This summary is limited to holders of our common stock that are U.S. holders, as defined below, that hold their shares of the Company’s common stock as capital assets, within the meaning of section 1221 of the Code. Further, this summary does not discuss all tax considerations that may be relevant to holders of the Company’s common stock in light of their particular circumstances, nor does it address the consequences to holders of the Company’s common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including arrangements or entities treated as partnerships for U.S. federal income tax purposes), persons who acquired shares of the Company’s common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in public securities, and persons who hold their shares of the Company’s common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This summary does not address any U.S. federal estate, gift or other non-income tax consequences or any applicable state, local, foreign, or other tax consequences. Each stockholder’s individual circumstances may affect the tax consequences of the reverse stock split.

For purposes of this summary, a “U.S. holder” is a beneficial owner of the Company’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;
•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable U.S. Department of Treasury regulations to be treated as a U.S. person.

If a partnership (including any arrangement or entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of the Company’s common stock should consult its tax advisor regarding the tax consequences of the reverse stock split.

Other than with respect to cash received in lieu of fractional shares, discussed below, no gain or loss should be recognized by a U.S. holder upon the reverse stock split. The aggregate tax basis of the new shares will be the same as the aggregate tax basis of the old shares exchanged in the reverse stock split, reduced by the portion of the tax basis that is allocable to a fractional share for which cash is received. A U.S. holder’s holding period in the new shares will include the period during which the U.S. holder held the old shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder in lieu of a fractional share will result in a taxable gain or loss to such U.S. holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such U.S. holder and the portion of the basis of the old shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder’s holding period is greater than one year as of the effective date of the reverse stock split.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Proposals (continued)

Payments of cash in lieu of a fractional share made in connection with the reverse stock split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder provides proof of an applicable exception or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder furnishes the required information to the IRS.

EACH OF OUR STOCKHOLDERS SHOULD CONSULT ITS TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal and the Board decides to implement the reverse stock split, the reverse stock split will become effective at the time and on the date of filing of the Reverse Stock Split Certificate of Amendment with the Secretary of State of the State of Delaware or at such other date and time as is specified therein. Beginning at the effective time of the reverse stock split, each certificate representing pre-reverse stock split shares of the Company’s common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of the Company’s common stock.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon is required to approve the proposal to authorize the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding and treasury common stock, and a concurrent decrease in the authorized number of shares of the Company’s common stock, and approve corresponding amendments to the Company’s Restated Certificate of Incorporation.

The Board of Directors recommends that the stockholders vote FOR the proposal to authorize the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding and treasury common stock, and a concurrent decrease in the number of shares of the Company’s common stock, and approve corresponding amendments to the Company’s Restated Certificate of Incorporation.

6. Amendment, in the Discretion of the Board of Directors, of the Restated Certificate of Incorporation to Revise the Provision Fixing the Size of the Board of Directors

The Company is asking our stockholders to:

•	Authorize the Board to effect, in its discretion, an amendment to the Restated Certificate of Incorporation in order to revise the provision fixing the size of the Board by amending and restating the first sentence of Article Seventh of the Restated Certificate of Incorporation to read as follows: “The number of Directors which shall constitute the whole Board shall be determined by the By-Laws of the corporation except that their number shall be not less than six (6) nor more than twelve (12).”

If the stockholders approve this proposal, the Board would effect the amendment (the “Board Size Change”) by filing a Certificate of Amendment of the Company’s Restated Certificate of Incorporation in the form attached to this proxy statement as Appendix C (the “Board Size Change Certificate of Amendment”) with the Secretary of State of the State of Delaware only if any of the previously announced Spinoff Transactions are to occur. The Board may determine in its discretion not to effect the Board Size Change at any time prior to the effectiveness of such filing. No further action on the part of stockholders will be required to either implement or abandon the Board Size Change.

Background and Purpose of the Board Size Change

The purpose of the Board Size Change is to decrease the size range for the Board to reflect what the Board believes to be a more appropriately sized Board to effectively manage the Company following the Spinoff Transactions. As the size of the Company will be smaller and the businesses of the Company will be more focused following the Spinoff Transactions, the Board believes it may no longer need such a large Board to effectively manage the business and affairs of the Company following the Spinoff Transactions. Consequently, the Board Size Change reduces the size range of the Board to no less than six or more than twelve directors to give the Board the flexibility to make appropriate changes to the size of the Board in light of the impacts of the Spinoff Transactions. The Board currently is comprised of ten directors.

Board Discretion to Implement the Board Size Change

The Board expects to implement the Board Size Change at or near the time of the Spinoff Transactions. While the results of the stockholder vote on this proposal will not affect the Board’s previously announced decision to proceed with the Spinoff Transactions, if both of the planned Spinoff Transactions do not occur, the Board will not implement the Board Size Change. If the Board were to decide to proceed with only one of the Spinoff Transactions, the Board may still determine to implement the Board Size Change.

No further action on the part of stockholders will be required to either implement or abandon the Board Size Change. If the proposal is approved by stockholders and the Board determines to implement the Board Size Change, the Company would provide notice of the Board Size Change to the public following the effective date of the Board Size Change. The Board reserves its right to elect not to proceed with Board Size Change if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or our stockholders.

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Proposals (continued)

Impact of the Board Size Change if Implemented

There will be no immediate effect of the Board Size Change. The Board may already fix the size of the Board by resolution, provided that the size so fixed is not fewer than nine or greater than fifteen directors. Following the effectiveness of the Board Size Change, the Board would be permitted to fix the size of the Board at no fewer than six and no more than twelve directors without obtaining the prior approval of our stockholders.

Procedure for Effecting the Board Size Change

If the stockholders approve the proposal and the Board decides to implement the Board Size Change, the Board Size Change will become effective either upon the filing of the Board Size Change

Certificate of Amendment with the Secretary of State of the State of Delaware or at such other date and time as is specified therein.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon is required to approve the proposal to amend, in the discretion of the Board of Directors, the Restated Certificate of Incorporation to revise the provision fixing the size of the Board of Directors.

The Board of Directors recommends that the stockholders vote FOR the proposal to amend, in the discretion of the Board, the Restated Certificate of Incorporation to revise the provision fixing the size of the Board of Directors.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Questions and Answers

About How to Vote Your Proxy

Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

Q.	Who can vote?

A.	You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the close of business the record date, April 1, 2016.

Q.	What is the difference between holding shares as a “shareholder of record” and a “street name” holder?

A.	If your shares are registered directly in your name through Computershare, the Company’s transfer agent, you are considered a “shareholder of record.” If your shares are held in a brokerage account or bank, you are considered a “street name” holder.

Q.	How do I vote if shares are registered in my name (as shareholder of record) or I hold Company Stock Fund or TRASOP units as a participant in the RR Donnelley Savings Plan?

A.	By Mail: Sign, date and return the enclosed proxy card in the postage paid envelope provided. Your voting instructions must be received by May 18, 2016, except for shares you vote as a participant in the RR Donnelley Savings Plan, which must be received by 1 a.m. on May 17 as further described below.

By Telephone or Internet: Call the toll-free number listed on your proxy card, log on to the website listed on your proxy card or scan the QR code on your proxy card and follow the simple instructions provided.

The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

Voting by telephone and the Internet will be closed at 1:00 a.m. Chicago time on the date of the 2016 Annual Meeting, except for shares you vote as a participant in the RR Donnelley Savings Plan, which must be received by the date set forth below.

If you are a participant in the RR Donnelley Savings Plan, and you hold units in the RR Donnelley Stock Fund or the TRASOP Fund as of the record date, you have the right to direct The Northern Trust as the trustee of the RR Donnelley Savings Plan Trust (the “Trust”) to vote the shares of common stock of the Company represented by those units. Your exercise of this voting right is subject to confidentiality procedures which do not allow your vote to be disclosed to the Company, its affiliates or their employees. If you do not vote these shares, the trustee will vote them, and any unallocated shares held in the Trust, to the extent permitted by law, in the same proportion as those shares in the Trust for which the trustee receives timely voting instructions.

To allow sufficient time for tabulating the vote of these shares, your proxy voting instructions must be received by 1 a.m. Chicago time on May 17, 2016, or they will be treated as not being voted by you.

If you are a participant in the RR Donnelley Savings Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing those shares in the plan as well as any other shares you may own, as long as the shares are all registered in the same name.

Q.	How do I vote if my shares are held in “street name?”

A.	You should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

The proposal on Say-on-Pay, the election of directors and each of Proposals 4, 5 and 6 are considered non-routine matters. Accordingly, your broker will not have the discretion to vote shares as to which you have not provided voting instructions with respect to either of these matters. Ratification of the appointment of the independent registered public accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal.

Q.	Can I vote my shares in person at the Annual Meeting?

A.	If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•

Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the meeting.

•

Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

18    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Questions and Answers About How to Vote Your Proxy (continued)

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the Company.

Q.	Can I revoke my proxy or change my vote after I have voted?

A.	If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;
•	By executing and delivering another proxy that bears a later date;
•	By voting by telephone at a later time;
•	By voting over the Internet at a later time; or
•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

Q.	How are votes counted?

A.	In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2016 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Q.	What are my options when voting for directors?

A.	When voting to elect directors, you have three options:

•	Vote FOR a nominee;
•	Vote AGAINST a nominee; or
•	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by the vote of the majority of votes cast. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of shares voted “AGAINST” such nominee. Each nominee receiving a majority of votes cast “FOR” his or her election will be elected. If you elect to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such nominee.

Election of directors is considered a non-routine matter. Accordingly, broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and will not impact the election of such nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Q.	What are my options when voting on any other proposals?

A.	When voting on any other proposal, you have three options:

•	Vote FOR a given proposal;
•	Vote AGAINST a given proposal; or
•	ABSTAIN from voting on a given proposal.

Each of these matters other than Proposals 4, 5 and 6 requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on a proposal, other than Proposals 4, 5 and 6, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted “FOR” or “AGAINST” any proposal, but will be counted as present and entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

Broker non-votes are not counted in determining the number of shares voted for or against any proposal and will not be counted as present and entitled to vote on any of Proposals 1, 2 and 3.

Each of Proposals 4, 5 and 6 requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the proposal. Accordingly, abstentions and broker non-votes, as well as failures to vote, will have the effect of a vote “AGAINST” any of Proposals 4, 5 and 6.

Q.	How will my shares be voted if I sign and return my proxy card with no votes marked?

A.	If you sign and return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director identified in this proxy statement;
•	FOR the proposal on advisory vote on executive compensation;
•	FOR the ratification of the Company’s independent registered public accounting firm;
•	FOR the proposal to amend the Company’s Restated Certificate of Incorporation to change the par value of the Common Stock;
•

FOR the proposal to authorize the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding and treasury Common Stock, and a concurrent decrease in the authorized share capital of the Company, and approve corresponding amendments to the Company’s Restated Certificate of Incorporation; and

•	FOR the proposal to amend, in the discretion of the Board of Directors, the Restated Certificate of Incorporation to revise the provision fixing the size of the Board of Directors.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Questions and Answers About How to Vote Your Proxy (continued)

Q.	How are proxies solicited and what is the cost?

A.	The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies. The Company has hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to help solicit proxies, and has agreed to pay it $8,000 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

Q.	How many shares of stock were outstanding on the record date?

A.	As of the record date, there were 209,357,247 shares of common stock outstanding. This does not include 57,636,693 shares held in the Company’s treasury. Each outstanding share is entitled to one vote on each proposal.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Company Information

The Board’s Committees and Their Functions

The Board has three standing committees. The members of those committees and the committees’ responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Company’s web site at the following address: www.rrdonnelley.com. A print copy of each charter is available upon request.

Audit Committee — assists the Board in its oversight of (1) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits, (2) the qualifications and independence of the Company’s independent registered public accounting firm, and (3) the performance of the Company’s internal auditing department and the independent registered public accounting firm.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, and has the authority to engage independent auditors for special audits, reviews and other procedures.

As required by its charter, each member of the Audit Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws. The Board has determined that each of Susan M. Cameron, Jeffrey G. Katz, Richard K. Palmer and John C. Pope is an “audit committee financial expert” as such term is defined under the federal securities laws and the Nasdaq Stock Market listing rules.

The members of the Audit Committee are Ms. Cameron and Messrs. Katz, Palmer (chair) and Pope. The committee met 10 times in 2015.

Governance, Responsibility & Technology Committee — (1) makes recommendations to the Board regarding nominees for election to the Board and recommends policies governing matters affecting the board, (2) develops and implements governance principles for the Company and the Board, (3) conducts the regular review of the performance of the Board, its committees and its members, (4) oversees the Company’s responsibilities to its employees and to the environment, (5) reviews the Company’s technology initiatives and (6) recommends director compensation to the Board.

As required by its charter, each member of the Governance, Responsibility & Technology Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws.

Pursuant to its charter, the Governance, Responsibility & Technology Committee is authorized to obtain advice and assistance from outside advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms.

The members of the Governance, Responsibility & Technology Committee are Ms. Hamilton (chair) and Messrs. Crandall, Katz and Sockwell. The committee met 6 times in 2015.

Human Resources Committee — (1) establishes the Company’s overall compensation strategy, (2) establishes the compensation of the Company’s chief executive officer, other senior officers and key management employees and (3) adopts amendments to, and approves terminations of, the Company’s employee benefit plans.

As required by its charter, each member of the Human Resources Committee is independent of the Company, as such term is defined for purposes of the Nasdaq Stock Market listing rules and the federal securities laws. In addition, in accordance with Nasdaq Stock Market listing rules, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Human Resources Committee member to affirmatively determine each member of the Human Resources Committee is independent.

Pursuant to its charter, the Human Resources Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and has the sole authority to engage counsel, experts or consultants in matters related to the compensation of the chief executive officer and other executive officers of the Company (with sole authority to approve any such firm’s fees and other retention terms). Pursuant to its charter, prior to selecting or receiving any advice from any committee advisor (other than in-house legal counsel) and on an annual basis thereafter, the Human Resources Committee must assess the independence of such committee advisors in compliance with any applicable Nasdaq Stock Market listing rules and the federal securities laws. The Human Resources Committee must also review and approve, in advance, any engagement of any compensation consultant by the Company for any services other than providing advice to the Committee regarding executive officer compensation. The Human Resources Committee engaged Willis Towers Watson in 2015 as its executive compensation consultant to provide objective analysis, advice and recommendations on executive pay in connection with the Human Resources Committee’s decision-making process.

In 2015, Willis Towers Watson’s fees for executive compensation consulting services were approximately $230,000. Additionally, Willis

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Company Information (continued)

Towers Watson provided approximately $420,000 in unrelated human resources services to the Company. These additional services included health and welfare consulting services and international pension consulting.

While Willis Towers Watson provides additional services to the Company (not under the direction of the Human Resources Committee), these services have all been approved by the Human Resources Committee. The Human Resources Committee reviewed the work and services provided by Willis Towers Watson and it has determined that (1) these services were provided on an independent basis and (2) no conflicts of interest exist. Factors considered by the Human Resources Committee in its assessment include:

•	Other services provided to the Company by Willis Towers Watson
•	Fees paid by the Company as a percentage of Willis Towers Watson’s total revenue
•

Willis Towers Watson’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR services and those who provide other services

•	Any business or personal relationships between individual consultants involved in the engagement and Human Resources Committee members
•	Whether any Company stock is owned by individual consultants involved in the engagement
•	Any business or personal relationships between our executive officers and Willis Towers Watson or the individual consultants involved in the engagement

Willis Towers Watson reported directly to the Human Resources Committee and not to management on executive officer and director compensation matters. The Willis Towers Watson teams that provide health and welfare consulting services to us are separate from the Willis Towers Watson team that provides executive and director compensation consulting services. Management, including the Company’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the chief executive officer for Committee review. The Human Resources Committee then reviews management’s preliminary recommendations and makes final compensation decisions. Willis Towers Watson advised the Human Resources Committee on the compensation levels of the Company’s executive officers and provided advice related to proposed compensation. The Human Resources Committee, with the assistance of its consultants, has reviewed and evaluated the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. The determination primarily took into account the balance of cash and equity payouts, the balance of annual and long-term incentives, the type of performance metrics used, incentive plan payout leverage, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management and the Human Resources Committee’s oversight of all executive compensation programs. See Compensation Discussion and Analysis beginning on page 26 of this proxy statement for further information regarding executive compensation decisions.

The members of the Human Resources Committee are Mses. Cameron and Gianinno and Mr. Riordan (chair). The committee met 7 times in 2015.

Policy on Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All current members of the Board who were members at the time attended the Company’s 2015 Annual Meeting in person.

Corporate Governance

Governance Highlights

The Company has a practice of engaging in dialogue with our major stockholders about various corporate governance topics. Insights we have gained from these discussions over the years have been helpful to the Board and its committees as they consider and adopt policies and other governance initiatives. In recent years the Company has undertaken a number of governance initiatives including:

•	Expiration of the shareholders rights plan (poison pill)
•	Elimination of classified board
•	Adoption of majority voting
•	Elimination of super majority voting
•	Amendment of bylaws to allow 10% or greater stockholders to call a special meeting
•	Adoption of a policy regarding the independence of compensation consultants (which is now a part of the Human Resources Committee charter)
•	Adoption of a severance policy (further described on page 26 of this proxy statement)
•	Adoption of a clawback policy
•	Term limits for Board and Committee Chairmen (further description on page 23 of this proxy statement)
•	Adoption of Political Activities Disclosure Policy
•	Split leadership — Non-executive Chairman and Chief Executive Officer
•	All independent directors except for the CEO
•	Director retirement age of 72 (which was waived for the 2016 Annual Meeting to allow for director continuity prior to the Spinoff Transactions)

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Company Information (continued)

•	Board compensation heavily weighted toward equity
•	Stock ownership guidelines for senior officers and directors

As described in Compensation Discussion and Analysis beginning on page 26 of this proxy statement, during 2015 the Company continued its practice of engaging with stockholders about various corporate governance topics, including executive compensation, and takes into account such feedback when reviewing and revising aspects of its governance structure and the executive compensation program.

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to ensure effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the Board and its committees.

The Governance, Responsibility & Technology Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Code of Ethics

The Company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the Company. In addition, the Company has adopted a Code of Ethics that applies to the chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is necessary, the Company intends to post such information on its web site. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Independence of Directors

The Company’s Principles of Corporate Governance provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Messrs. Crandall, Katz, Palmer, Pope, Riordan and Sockwell and Mses. Cameron, Gianinno and Hamilton are independent in accordance with Nasdaq Stock Market requirements. The Board took into account all relevant facts and circumstances in making this determination.

Executive Sessions

The Company’s independent directors meet regularly in executive sessions without management. Executive sessions are led by the chairman of the Board. An executive session is held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with each regularly scheduled committee meeting and such sessions are led by the committee chair.

Board Leadership

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies and at all times, however, the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure. The Board’s Principles of Corporate Governance provide that, generally, no director may serve as chairman of the Board or any committee for more than three years, provided that the Governance, Responsibility & Technology Committee may recommend to the Board, and the Board may approve, a single extension of the term of a chairman of the Board or any committee for an additional three years once the chairman’s initial three-year term has ended and the Governance, Responsibility & Technology Committee may recommend to the Board, and the Board may approve, extending the term of the chairman of the Board or any committee beyond six years if it deems such an extension to be in the best interest of the stockholders and the Company. In addition, service as a chairman of the Board or any committee prior to the 2014 Annual Meeting shall not be considered for purposes of this limitation.

Board and Committee Evaluations

The Board undertakes a three part annual evaluation process that is coordinated by the chair of the Governance, Responsibility & Technology Committee: (1) Board, committee and individual self-evaluation questionnaires; (2) evaluations completed by applicable members of management of the Board and its committees; and (3) interviews of each director conducted by a third-party governance expert. Results of the individual written evaluations are shared with the chair of the Governance, Responsibility & Technology Committee, the chairman of the Board and the Chief Executive Officer, after which it is determined whether discussions with any individual director concerning performance

R.R. DONNELLEY & SONS COMPANY    23

2016 NOTICE OF MEETING AND PROXY STATEMENT

Company Information (continued)

are necessary. Results are then shared with the chairs of the applicable committees before being sent to the Board and each committee for their review. The chair of the Governance, Responsibility & Technology Committee discusses the results from the interviews with the third-party expert and summarizes such results and presents them to the Board.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan annually and periodically throughout the year as part of its consideration of the strategic direction of the Company as well as reviewing the output of the Company’s risk management process each year.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Governance, Responsibility & Technology Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Governance, Responsibility & Technology Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structure to ensure appropriate oversight of risk. The Human Resources Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of chief executive officer and planning for other key senior management positions.

Nomination of Directors

It is the policy of the Governance, Responsibility & Technology Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, Illinois 60601 and otherwise in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2017 Annual Meeting on page 55 of this proxy statement. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate.

The committee also considers candidates recommended by management and members of the Board as well as nominees recommended by stockholders.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the listing rules of the Nasdaq Stock Market. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee is a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

The Governance, Responsibility & Technology Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Governance, Responsibility & Technology Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, Illinois 60601. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the chairman of the Governance, Responsibility & Technology Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Stock Ownership

The table below lists the beneficial ownership of common stock as of April 1, 2016 by all directors and nominees, each of the persons named in the tables under Executive Compensation below, and the directors and executive officers as a group. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which information has been obtained from filings pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all common stock beneficially owned set forth opposite their name. The percentages shown are based on outstanding shares of common stock as of April 1, 2016. Unless otherwise indicated, the business address of each stockholder listed below is RR Donnelley, 35 West Wacker Drive, Chicago, Illinois 60601.

Beneficial Stock Ownership of Directors, Executives and Large Stockholders

Name	Shares(1)		Restricted Share Units(2)	Stock Options Exercisable on or Prior to 6/1/16	Total Shares (3)	Total Shares (including Director Restricted Share Units)	% of Total Outstanding
Thomas J. Quinlan	1,144,877	(4)	0	2,479,000	3,623,877	3,623,877	1.7
Susan M. Cameron	75,741		29,782	0	75,741	105,523	*
Richard L. Crandall	5,155		65,511	0	5,155	70,666	*
Susan M. Gianinno	13,295		25,886	0	13,295	39,181	*
Judith H. Hamilton	76,395		50,368	0	76,395	126,763	*
Jeffrey M. Katz	7,458		33,009	0	7,458	40,467	*
Richard K. Palmer	19,215		36,750	0	19,215	55,965	*
John C. Pope	101,554	(5)	73,995	0	101,554	175,549	*
Michael T. Riordan	29,144	(6)	132,934	0	29,144	162,078	*
Oliver R. Sockwell	31,776		88,072	0	31,776	119,848	*

Suzanne S. Bettman	128,892	(7)	0	0	128,892	128,892	*
Andrew B. Coxhead	70,084		0	0	70,084	70,084	*
Daniel L. Knotts	251,484		0	358,500	609,984	609,984	*
Daniel N. Leib	118,655	(8)	0	0	118,655	118,655	*
All directors and executive officers as a group							2.3

Blackrock, Inc. and certain subsidiaries	18,547,810	(9)	0	0	18,547,810		8.9
Capital Research Global Investors	17,163,358	(10)	0	0	17,163,358		8.2
Capital World Investors	13,345,400	(11)	0	0	13,345,400		6.4
Epoch Investment Partners, Inc. and TD Asset Management Inc.	11,674,651	(12)	0	0	11,674,651		5.6
The Vanguard Group, Inc.	14,890,838	(13)	0	0	14,890,838		7.1

*	Less than one percent.
1	Does not reflect phantom stock payable in cash that outside directors may have elected to receive in lieu of deferred fees.
2	Includes all outside director restricted share units as such restricted share units are payable in shares of common stock or cash, as determined by the Company, upon termination from the Board of Directors. Includes only those executive officer restricted share units that will vest on or prior to June 1, 2016.
3	Does not include outside director restricted share units because ownership of the units does not confer any right to ownership of the underlying shares.
4	Includes 1,136,685 shares owned directly and 8,192 shares held in Mr. Quinlan’s 401(k) Plan account.
5	Includes 25,525 shares held in trust for Mr. Pope pursuant to a deferred compensation plan.
6	Includes 9,688 shares held in trust for Mr. Riordan pursuant to a deferred compensation plan.
7	Includes 128,498 shares owned directly and 394 shares held in Ms. Bettman’s 401(k) Plan account.
8	Includes 117,083 shares owned directly and 1,572 shares held in Mr. Leib’s 401(k) Plan account.
9	Blackrock, Inc. is an investment advisor with a principal business office at 55 East 52nd Street, New York, New York 10055. This amount reflects the total shares held by Blackrock clients. Blackrock has sole investment authority over all shares, sole voting authority over 17,807,400 shares and no voting authority over 740,410 shares.
10	Capital Research Global Investors is an investment advisor with a principal business office at 333 South Hope Street, Los Angeles, California 90071. This amount reflects the total shares held by
Capital Research clients. Capital Research has sole investment authority over all shares and sole voting authority over all shares. Capital Research is a division of Capital Research and Management Company.
11	Capital World Investors is an investment advisor with a principal business office at 333 South Hope Street, Los Angeles, California 90071. This amount reflects the total shares held by Capital World clients. Capital World has sole investment authority over all shares and sole voting authority over all shares. Capital World is a division of Capital Research and Management Company.
12

Epoch Investment Partners, Inc., with a principal place of business of 399 Park Avenue, New York, New York 10022, and TD Asset Management Inc., with a principal place of business of Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2, are investment advisors and wholly owned subsidiaries of TD Bank Financial Group. This amount reflects 11,070,092 shares total shares held by Epoch clients and 604,559 total shares held by TD Asset Management clients. Each of Epoch and TD Asset Management has sole investment authority over all shares held by its clients and sole voting authority over all shares held by its clients.

13	The Vanguard Group, Inc. is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares held by Vanguard clients. Vanguard has sole investment authority over 14,740,821 shares and shared investment authority over 150,017 shares, sole voting authority over 151,633 shares, shared voting authority over 11,000 shares and no voting authority over 14,728,205 shares.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Compensation Discussion & Analysis

Program Summary and 2015 Operating Highlights

The executive compensation program at RR Donnelley is designed to strike an appropriate balance between aligning stockholder interests, rewarding our executives for strong performance, ensuring long-term Company success, and retaining our key executive talent.

Compensation of executive officers is overseen by the Human Resources Committee (“HR Committee”) of the Board of Directors. The HR Committee has engaged Willis Towers Watson Human Resources Consulting (“Willis Towers Watson”) as its executive compensation consultant to provide objective analysis, advice and recommendations on executive pay in connection with the HR Committee’s decision-making process. Key features of our executive compensation program include:

Compensation Components

•

Base Salary – Smallest component of the compensation package; set for each executive based on level of responsibility in the organization, individual skills, performance, experience and market and peer group data

•

Annual Incentive Plan (AIP) – Annual cash bonus plan that requires the achievement of a meaningful financial threshold (non-GAAP adjusted EBITDA, which is defined as net earnings attributable to RR Donnelley common shareholders adjusted for income attributable to non-controlling interests, income taxes, interest expense, investment and other income, depreciation and amortization, restructurings and impairments, acquisition-related expenses and certain other charges or credits) and individual performance objectives; the financial target is set by the HR Committee at the beginning of the year following the presentation of the annual operating budget to the Board of Directors and is disclosed as an exhibit to the Company’s Annual Report on Form 10-K

•

Long-Term Incentive Program (LTIP) – Predominantly equity-based program, thereby ensuring alignment with stockholders; consists of Performance Share Units (“PSUs”) which require the achievement of a financial threshold (Cumulative Free Cash Flow for the three-year period 2015 – 2017, modified for organic revenue growth) before any shares are earned, and Restricted Share Units (“RSUs”)

•	Overall compensation levels targeted at market and peer group target medians, with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved
•

Stock ownership requirements for executives to further strengthen the alignment of executive and stockholder interests; the stock holdings for all of our executive officers currently exceed their respective guidelines

•	Package Breakout: Listed below is the proportionate compensation package breakout at target for the following:
—	Mr. Quinlan, the Chief Executive Officer (“CEO”)
—	Mr. Knotts, the Chief Operating Officer (“COO”)
—	Ms. Bettman, Mr. Coxhead and Mr. Leib (the “Other NEOs”)

	CEO	COO	Other NEOs (average)
Base Salary	12%	17%	24%
Short-Term Incentive Compensation	18%	26%	32%
Long-Term Incentive Compensation	70%	57%	44%

Best Practices

•

The Company has a policy that restricts the ability to enter into future severance arrangements with executive officers that provide for benefits in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval; the Committee has determined that any future agreements will not include any gross-up for excise taxes

•

To maintain the Company’s pay for performance orientation, PSUs were granted in 2015 and represent 50% of the total long-term equity awards for our CEO, COO and Other NEOs, (together the “NEOs”); for 2015, the PSUs were tied to Company performance over the three-year period based on cumulative free cash flow targets and an organic revenue growth modifier set by the HR Committee after discussion with management regarding forecasted performance

•	Equity plans do not permit option repricing or option grants below fair market value
•	We do not provide tax gross-ups on any supplemental benefits or perquisites
•

Company policy prohibits employees, directors and certain of their family members from pledging, short sales, trading in publicly traded options, puts or calls, hedging or similar transactions with respect to Company stock

•

The Company targets total compensation at the 50th percentile of peer group target compensation, but will increase or decrease amounts based on Company performance, individual performance and market survey data.

•	The Company does not pay or accrue dividends on PSUs or RSUs
•	Limited perquisites provided to executive officers
•	Clawback policy covering all executive officers adopted in 2014
•

The HR Committee hired Willis Towers Watson as its executive compensation consultant because of their years of experience and expertise as well as their previous work with the Committee on the full scale evaluation of all the executive compensation programs in the Company

•	Stock ownership guidelines at Executive Vice President level and above

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Compensation Discussion & Analysis (continued)

Operating Highlights

RR Donnelley produced solid results in 2015:

•

Organic revenue, defined as sales performance adjusted for acquisitions, dispositions, the impact of changes in foreign exchange rates and pass-through paper sales, decreased reflecting a soft demand environment

•	Non-GAAP adjusted EBITDA margin of 10.7%, about flat to prior year, reflected the benefits of tight cost control throughout the organization
•	Cash flow from operations of $652 million represented strong performance
•	Capital expenditures of $207.6 million

Planned Transactions for the Company

On August 4, 2015 the Company announced the intention to split into three independent public companies:

•

Donnelley Financial Solutions – Specializes in producing, distributing and translating documents and electronic communications to support the global capital, compliance and investment markets for customers; approximately $1 billion in 2015 revenue

•

LSC Communications – Serves the needs of publishers, merchandisers and retailers with innovative product, service and technology offerings that combine print, e-services, warehousing, fulfillment and supply chain management to increase speed to market, reduce costs and improve efficiencies; approximately $3.5 billion in 2015 revenue

•

RR Donnelley & Sons Company – A global communications management company with a portfolio of capabilities, experience and scale that helps organizations efficiently execute their multichannel communication strategies; approximately $7 billion in 2015 revenue

We are still in the planning stages for these transactions, and cannot yet confirm the impact on the individual NEOs, nor the exact timing to name the officers of the new companies.

On March 24, 2016 the Company announced the CEO and Board Leadership for the three companies:

•	Donnelley Financial Solutions

CEO: Daniel N. Leib

Chairman: Richard L. Crandall

•	LSC Communications

Chairman and CEO: Thomas J. Quinlan III

Lead Director: Judith H. Hamilton

•	RR Donnelley & Sons Company

CEO: Daniel L. Knotts

Chairman: John C. Pope

These transactions are subject to certain conditions, including, among others, obtaining final approval from the Board, receipt of a favorable opinion and/or rulings from the Internal Revenue Service with respect to the tax-free nature of the transactions for U.S. federal income tax purposes and the effectiveness of Form 10 filings with the SEC.

We recognize the need for our compensation programs to be appropriately modified to take into account the transactions. As such, the Human Resources Committee has established the guiding principle to keep the overall construct of our 2016 compensation programs as straightforward as possible, with a focus on simplicity and consistency. As we look forward to 2016 compensation decisions, the Committee will give consideration to the following factors:

•	Any salary adjustments will be reviewed in consideration of the transactions
•

The 2016 incentive plans will be simple in construct, which will allow RR Donnelley to maintain focus on the key financial metrics important to RR Donnelley (with an emphasis on metrics that are familiar to the management team) as well as retention

•	Outstanding equity incentives granted in previous years, will be converted to equity in the post-split entities, as appropriate

In 2016, to maintain focus on the work to be done for the spin transactions, the HR Committee implemented a spin cost reduction plan which awards a bonus to certain NEOs (other than the CEO) in the amount of 1x salary payable if the total costs incurred by the Company in connection with the spin transaction (excluding debt and financing costs) do not exceed a threshold amount.

In addition to the matters requested of the Committees compensation consultant (see Role of Compensation Consultant on page 34), the Committee requested its compensation consultant, Willis Towers Watson, conduct a special review of decisions that will need to be made over the course of 2016, with regard to the spin transactions described above. The Human Resources Committee intends to consider the recommendations of Willis Towers Watson in making further determination with respect to the effect of the transaction.

2015 Compensation Decisions

Base Salaries

In 2015 the Committee approved an increase to the CEO’s salary of 20%, reflecting an adjustment to bring Mr. Quinlan into the desired competitive positioning relative to market. Mr. Quinlan had not received a base salary increase since 2008. The Committee also approved an 11% salary increase for the EVP, General Counsel, reflecting an adjustment to also bring Ms. Bettman into the desired competitive positioning relative to market. The Committee provided no base salary increases to any other NEO in 2015.

Annual Incentive Plan (AIP)

The HR Committee reviewed the 2015 results and the Company’s performance against the adjusted EBITDA goal established for the AIP. As a result, and consistent with our pay for performance philosophy, the HR Committee confirmed the AIP payout earned under the

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Compensation Discussion & Analysis (continued)

scale established for the 2015 AIP at 18.9% of target levels. See Annual Incentive Plan on page 31.

Long-Term Incentive Program

With respect to 2015 compensation decisions, the HR Committee had a series of discussions regarding the most appropriate way to motivate and retain its executives while still maintaining a continued focus on producing strong operating results. The HR Committee also believed it was important to continue to use equity vehicles to provide alignment with stockholders, to emphasize long-term performance and to ensure continuity of senior leadership, therefore, the 2015 Long-Term Incentive Program consisted of two key components: PSUs and RSUs.

The 2015 long-term incentive program consisted of:

•	PSUs granted at a weighting of 50% of the total long-term equity award to all NEOs in 2015 (see 2015 LTI Award Mix Table on page 32)
•	RSUs were granted at a weighting of 50% of the long-term equity award to all NEOs. Additionally, RSU and PSU awards were made to a smaller, more targeted population below our NEOs

In previous years, the HR Committee felt it was important to enhance the value of the long-term incentive program for the NEOs. Driven by the concerns of some large stockholders over the dilution of RRD stock, special long-term incentive cash awards were granted to certain NEOs (other than the CEO). While no such awards were granted in 2015, awards from prior years vested in 2015 and will continue to vest in 2016 and 2017.

Stockholder Outreach

During the course of 2015/2016, the Company continued its practice of engaging with stockholders about various corporate governance topics including executive compensation. Meetings were held with significant institutional investors, to, among other things, gather additional feedback on our compensation programs. Based on such meetings and meetings held in prior years, the Company restructured its LTI program to decrease dilution by providing for cash only awards under the LTIP for employees below the EVP/President level.

The Company received an 75.25% vote in support of its executive compensation program in the 2015 Say-on-Pay advisory vote (the “Advisory Vote”). The feedback received from investors and the results of the Advisory Vote were taken into consideration by the HR Committee in the review and administration of our program throughout the year and in the full scale evaluation of executive compensation that was conducted in 2015. We believe the 2015 compensation decisions and the overall executive compensation program are tailored to our business strategies, align pay with performance, and take into account feedback received from investors. We will continue our engagement with our stockholders regarding our executive compensation program as well as other governance matters.

Guiding Principles

RR Donnelley’s executive compensation programs have been designed to provide a total compensation package that will enable the Company to attract, retain and motivate executives.

In designing our executive compensation program, we are guided by five principles:

•	Establish target compensation levels that are competitive within the industries and the markets in which we compete for executive talent;
•

Structure compensation so that our executives share in RR Donnelley’s short- and long-term successes and challenges by varying compensation from target levels based upon business and individual performance;

•	Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” through annual incentive compensation and the granting of long-term incentive awards;
•

Base a substantial portion of each NEO’s long-term incentive award on performance measures while maintaining a meaningful portion that vests over time and is therefore focused on the retention of our top talent; and

•	Align a significant portion of executive pay with stockholder interests through equity awards and stock ownership requirements.

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Compensation Discussion & Analysis (continued)

The 2015 Compensation Program

The key components of our 2015 compensation program for executive officers are:

Component	Description/Rationale	Determining Factors

Base Salary	• Compensate for roles and responsibilities • Stable compensation element	• Level of responsibility • Individual skills, experience and performance • Median of market and peer group data

Annual Incentive Plan

•    Annual cash bonus plan

•    Reward achievement against specific, pre-set annual financial threshold and individual performance objectives

•    Awards subject to a payout which ranges from 0% to 150% of target with no payout for performance below 90% of the annual financial threshold

• For 2015, non-GAAP adjusted EBITDA was the financial goal for the AIP • Individual performance goals were set for all NEOs

Long-Term Incentive Program	• Link awards to Company performance and increase alignment with stockholders • Aid with retention

Performance Based Awards

•    PSUs tied to financial measures

•    PSU awards can pay out at a range from 0% to 150% of target with no shares earned for performance below 75% of target

Time Vested Awards

•    RSUs

•    Long-term incentive cash awards

Other Benefits	• Provide basic benefits including: — Medical, 401(k) and other broad-based plans — Limited supplemental benefits: supplemental retirement, insurance and deferred compensation — Minimal perquisites	• Benefits determined by the level of the employee in the organization

The HR Committee annually reviews our (i) executive compensation program to determine how well actual compensation targets and levels meet our overall philosophy and (ii) executive compensation with regard to both our peer group and market data. The primary focus of this process is on industrial companies of generally similar or larger size, complexity and scope rather than companies only in our industry, since we are significantly larger than all of our direct competitors and our markets for talent are necessarily broader.

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Compensation Discussion & Analysis (continued)

In 2015, Willis Towers Watson completed a thorough review of the compensation peer group at the request of the HR Committee. As a result of this analysis, several changes were made to the peer group to enhance its alignment with RR Donnelley from the standpoint of industry and talent competitors. The resulting group, approved in

2015, reflects 27 companies, with median revenues of approximately $10.5 billion (compared to RR Donnelley revenue of $11.3 billion); the 2015 peer companies have revenues between 1/3x and 3x those of RR Donnelley. These companies are:

International Paper Company	Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.
Danaher Corp.	Huntsman Corporation	Avery Dennison Corporation
Xerox Corporation	The Sherwin-Williams Company	Ashland Inc.
WPP plc	Air Products & Chemicals Inc.	Packaging Corporation of America
PPG Industries, Inc.	WestRock Company	Quad/Graphics, Inc.
Genuine Parts Company	Crown Holdings Inc.	Graphic Packaging Holding Company
CH Robinson Worldwide Inc.	Ball Corporation	Adobe Systems Incorporated
Parker-Hannifin Corporation	Sealed Air Corporation	Pitney Bowes Inc.
Praxair Inc.	Owens-Illinois, Inc.

Based on the assessment of both peer group and market data, each year the HR Committee determines whether the overall executive compensation program is consistent with our business strategy and objectives and promotes RR Donnelley’s compensation philosophy. In general, compensation levels for our NEOs are targeted at the 50th percentile of target market and peer group data. Peer group data are supplemented with market survey data from the Mercer Executive Survey and the Willis Towers Watson CDB General Industry Executive Compensation Survey. This 50th percentile target level provides a total competitive anchor point for our program. Actual compensation levels can vary up or down from targeted levels based on the performance of both the Company and the individual.

The compensation program for our NEOs and other key executives is primarily focused on incentive compensation. In addition, the heaviest weighting is on long-term incentive compensation. The mix of fixed versus variable and/or equity compensation at target for our NEOs is as follows:

2015 Total Compensation Mix

The guiding principles and structure of our program are applied consistently to all NEOs. Any differences in compensation levels that exist among our NEOs are primarily due to differences in market practices for similar positions, the responsibility, scope and complexity of the NEO’s role in the Company, factors related to a newly hired or promoted NEO and/or the performance of individual NEOs.

Base Salary

Base salary is designed to compensate our NEOs for their roles and responsibilities and, in addition, to provide a stable and fixed level of compensation. Base salaries for each executive are set considering:

•	each executive’s role and responsibilities at the time he or she joined the Company or the agreements were negotiated;

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Compensation Discussion & Analysis (continued)

•	the skills and future potential of the individual with the Company; and
•	salary levels for similar positions in our target survey market data and peer group data.

Annually, the HR Committee reviews the base salaries of each NEO. Adjustments are made based on individual performance, changes in roles and responsibilities and target market and peer group data for similar positions. Salaries are targeted at the 50th percentile of target for similar positions in both the market and peer group.

In general, base salary is the smallest component of the overall compensation package, assuming that the Company is achieving or exceeding targeted performance levels for its incentive programs. On average, it currently represents 21% of the total target compensation package for our NEOs. This is consistent with our philosophy to have a higher weighting of variable compensation versus fixed compensation. After consideration of all the above factors, including market practices, peer group and market survey data, in 2015 the HR Committee approved base salary increases for the CEO and EVP, General Counsel. See 2015 Compensation Decisions on page 27.

Annual Incentive Plan

We provide annual incentive awards under the AIP in the form of cash. These short-term cash incentives are designed to reward achievement against specific, pre-set financial goals and individual performance objectives measured over the fiscal year for which compensation is paid. AIP targets for the NEOs are 150% of base salary except for Mr. Coxhead who has an AIP target of 100%. Assuming performance is on target, these awards currently represent between 18% and 26% of the total target compensation package for the CEO and the COO, respectively, and an average of 32% of the total target compensation package for the Other NEOs.

In 2014, at the request of the HR Committee, Willis Towers Watson conducted a full scale evaluation of all the executive compensation programs in the Company. As an outcome of this evaluation, in order to more closely reflect the market norms in annual incentive plans, changes were made to the 2015 AIP structure. The 2015 performance-payout curve was structured as follows:

•	Payout starts at 90% of the corporate financial target performance, with a corresponding threshold payout of 10% of bonus target percentage
•	Payouts scale upward from 10% to 100% of target, with the corporate financial target needing to be attained to fund at 100%
•	Performance at 110% of the corporate AIP financial target results in an AIP payout at 150%

For 2015, the AIP structure was established in a fashion that recognizes the importance in achieving earnings levels for the business. The 2015 Company-wide performance was measured using non-GAAP adjusted EBITDA. The non-GAAP adjusted EBITDA target for 2015 was set at $1,221 million. This performance level was set by the HR Committee at the beginning of the year after thorough discussion with management regarding the Company’s forecasted performance.

Awards to the NEOs are based not only on performance against the corporate financial target as described above, but also on each executive’s performance against specific individual objectives. Specific individual objectives for the NEOs, excluding the CEO, were reviewed and approved by the CEO, and can vary from year-to-year depending upon key business objectives and areas of emphasis for each executive. The specific individual objectives for the CEO were reviewed and approved by the HR Committee. If the financial performance target or targets for the year are achieved each executive may receive a bonus up to the maximum amount established by the AIP and any individual objectives, modified (downward only) by achievement levels on individual objectives. If the AIP financial target is not met, no payout will occur under AIP regardless of achievement level of individual objectives.

The CEO has a discussion with the HR Committee on the payouts for the COO and Other NEOs, including a discussion on performance against individual objectives. Final bonus determinations for these executives (with input from the CEO) as well as that for the CEO are based on the HR Committee’s overall view of each NEO’s performance against their individual objectives.

Given marketplace dynamics and the possibility of unforeseen developments, the HR Committee has discretionary authority to increase or decrease the amount of the award otherwise payable if it determines prior to the end of the plan year that an adjustment is appropriate to better reflect the actual performance of the Company and/or the participant; provided, however, the HR Committee may not increase the amount of the award payable to a person who is a “covered employee” as defined in Section 162 (m), to an amount in excess of the amount earned under the 2012 Performance Incentive Plan (PIP). The HR Committee has discretionary authority to decrease the amount of the award otherwise payable at any time for any person designated as an executive officer of the Company for purposes of Section 16, including after the end of the plan year. Additionally, the HR Committee has discretionary authority to reduce the amount of the award otherwise payable if it determines that any participant engaged in misconduct.

2015 Results

The industry continues to face difficult economic challenges. Technological changes, electronic substitution, postal costs, advertising and consumer spending as well as volatility, sustainability and consolidation related to raw materials all impact the Company’s overall operating results. As a result of these market trends, the HR Committee believed that the 2015 non-GAAP adjusted EBITDA target for the AIP, which was set in February 2015, was appropriate.

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Compensation Discussion & Analysis (continued)

The HR Committee reviewed the Company’s performance against the non-GAAP adjusted EBITDA goal of $1,221 million described earlier. The Company achieved a non-GAAP adjusted EBITDA of $1,202.7 million which resulted in a payout level of 18.9% of each NEO’s target. In addition to the EBITDA goal, all NEOs additionally had individual objectives and based on the Committee’s review of those objectives, the Committee determined all objectives were met and that the formulaic payout, given the level of non-GAAP pre-incentive EBITDA results, of 18.9% was earned.

Long-Term Incentive Program

Overview

Our Long-Term Incentive Program links Company performance and stockholder value to the total compensation for our NEOs. Long-term awards are key components of our ability to attract and retain our NEOs. The annualized value of the awards to our NEOs is intended to be a substantial component of their overall compensation package and total value is targeted at the 50th percentile for similar positions in both market and peer group data. These awards currently represent 70% and 57% of the total compensation package for the CEO and the COO respectively, and an average of 44% of the total compensation package for the Other NEOs, consistent with our emphasis on linking executive pay to stockholder value.

For 2015, the Long-Term Incentive Program consisted of two key components:

•	Performance Share Units
—	Based on the achievement of pre-set financial targets over a period of three years; units are cliff vested
—	Awards may be settled in cash, shares or a combination thereof as determined by the HR Committee, however, generally settled in shares
—	Do not accrue dividends on unvested units

•	Restricted Share Units
—	Equivalent in value to one share of the Company’s common stock and are settled in stock
—	Grants cliff vest at the end of 3 years, previous grants vested in equal amounts over four years
—	Do not accrue dividends on unvested units

2015 LTI Award Mix

	2015 LTI Awards
NEOs	PSUs	RSUs
CEO (Quinlan)	50%	50%
COO (Knotts)	50%	50%
Other NEOs (Bettman, Leib, Coxhead)*	50%	50%

* = average of LTI elements

Specific Program for 2015

Our stockholder-approved incentive plans allow for the HR Committee to grant performance share units, restricted stock, restricted share units, stock options and cash awards to any eligible employee. In addition, the Plan permits delegation of the HR Committee’s authority to grant equity to employees other than NEOs in certain circumstances and the HR Committee has delegated such authority to the CEO over a small number of equity/cash awards to non-executive officers.

The HR Committee believed it was important to continue to use equity vehicles to provide alignment with stockholders and to continue to emphasize long-term performance by again granting performance share units for all NEOs. The PSUs granted in 2015 will be earned based on the Company’s performance for fiscal years 2015-2017 relative to specific levels of cumulative free cash flow (defined as cash flow from continuing operations less capital expenditures over the three-year period) with a modifier (+/- 10%) for organic revenue growth in certain businesses over the years ended December 31, 2015, 2016 and 2017. The financial targets were intended to be challenging yet achievable. The HR Committee considered business challenges and top line and core operating performance when setting these targets.

The payout scale for PSUs is based on cumulative free cash flow (FCF), and can be modified upward or downward depending on organic revenue growth:

•	A minimum cumulative FCF threshold that must be achieved in order for any PSUs to vest and be paid; performance below 75% of target achievement warrants no payout
•	At 75% achievement of the FCF target, the payout factor is 50% of the target PSUs

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Compensation Discussion & Analysis (continued)

•	Payout scales linearly, from 50% PSU payout to a target PSU payout factor of 100%; for each 5% increase in percentage of target achieved, payout level increases by 10%
•	At 110% achievement or above of the FCF target, the payout factor is 150% of the target PSUs
•

Additionally, the payout factor for PSUs (from 50% to 150% of target PSUs) may be adjusted upward or downward by 10% (to a maximum of 150%), based on the achievement of three-year organic revenue growth in 8 platforms in total, relative to plan goals. This organic revenue growth adjustment will be -10% for declining growth; no adjustment will be made for compound annual growth between 0% and 2% over the 2015-2017 performance period; the adjustment will be +10% for compound annual growth of over 2% over the 2015-2017 performance period

In addition to PSUs, the HR Committee also granted RSUs to the NEOs. PSUs and RSUs were granted in a 50/50 split. In previous years, the HR Committee felt it was important to enhance the retention value of the long-term incentive program for the NEOs. Special long-term incentive cash awards were granted to certain NEOs. While no such awards have been granted in 2015, awards from prior years vested in 2015 and will continue to vest in 2016 and 2017.

Benefit Programs

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to retain high-caliber executives. RR Donnelley’s primary benefits for executives include participation in the Company’s broad-based plans at the same intended benefit levels as other employees. These plans include: retirement plans, savings plans, the Company’s health and dental plans and various insurance plans, including disability and life insurance.

RR Donnelley also provides certain executives, including the NEOs, the following benefits:

•

Supplemental Retirement: The Company provides a supplemental retirement plan to eligible executives described under Pension Benefits beginning on page 42 of this proxy statement. This supplemental plan takes into account compensation above limits imposed by the tax laws and is similar to programs found at many of the companies we compete with for talent. This benefit is available to all highly paid executives including our NEOs. Approximately 1,368 (active and inactive) employees are covered by this plan. Because the Company froze the Qualified Retirement Plans as of December 31, 2011, generally, no additional benefits will accrue under such plans or the related Supplemental Retirement Plan.

•	Supplemental Insurance: Additional life and disability insurance is provided for certain NEOs, enhancing the value of the overall compensation program. The premium cost for these additional benefits is included as taxable income for the NEOs and there is no tax gross up on this benefit.
•

Deferred Compensation Plan: The Company provides executives the opportunity to defer receiving income and therefore defer taxation on that income, until either a number of years chosen by the executive or termination of employment. Deferral programs are very common in the marketplace and add to the attractiveness of our overall compensation program. The Company’s deferred compensation plan is described under Nonqualified Deferred Compensation beginning on page 43 of this proxy statement.

•

Financial Counseling: The Company pays for financial counseling services to provide certain NEOs with access to an independent financial advisor of their choice. The cost of these services, if utilized, is included as taxable income for the NEO and there is no tax gross up on this benefit.

•

Automobile Program: Certain NEOs are provided with a monthly automobile allowance. This benefit provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner.

•

Business Country Club: Mr. Knotts is able to use certain country clubs at which the Company has a business purpose membership for his personal use but to the extent that there is an incremental cost to the Company, Mr. Knotts reimburses the Company for such personal use.

•

Company Airplane: The Company has a fractional ownership interest in a private plane. In 2015, any personal use of the plane was de minimis as described in the 2015 Summary Compensation Table on page 36 of this proxy statement.

Stock Ownership Guidelines

The HR Committee has established stock ownership guidelines at the Executive Vice President level, or any such other title more senior than a Senior Vice President. These guidelines are designed to encourage our executives to have a meaningful equity ownership in the Company, and thereby link their interests with those of our stockholders. These stock ownership guidelines provide that, within three years of becoming an executive, each executive must own (by way of shares owned outright, shares owned through our 401(k) plans and shares of unvested restricted stock and unvested restricted share units, but not including unexercised stock options or performance share units) shares of our common stock with a value of either one times base salary for EVP (or any such title more senior than a Senior Vice President), three times base salary for the COO and Other NEOs, or five times base salary for the CEO. In the event an officer does not achieve or make progress toward the required stock ownership level, the HR Committee has the discretion to take appropriate action. As of March 2016, all of the NEOs have met or exceeded their ownership guidelines.

Post-Termination Benefits

The HR Committee believes that severance benefits and change of control benefits are necessary in order to attract and retain the caliber

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Compensation Discussion & Analysis (continued)

and quality of executives that RR Donnelley needs in its most senior positions. These benefits are particularly important in an industry undergoing consolidation, providing for continuity of senior management and helping executives focus on results and strategic initiatives. The levels of payments and benefits available upon termination were set to be comparable to those in our peer group.

Each of our NEOs, including our CEO, has an agreement that provides for severance payments and benefits if termination occurs without “cause” or if the executive leaves for “good reason.” Mr. Coxhead’s employment agreement does not provide for rights upon his termination for “good reason.” There is also additional compensation provided for the CEO and COO in circumstances following such termination after a “Change in Control,” as defined in the agreements (within a specified period of time following the Change in Control). Payment of such compensation however, does require a “double trigger” (requiring both a Change in Control and the termination of the executive as defined in the agreement) to trigger cash severance payments.

The Company has adopted a policy that limits the ability to enter into a future severance arrangement with an executive officer that provides for benefits in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval. In addition, future agreements will also not provide for the gross-up of excise taxes in the event of a Change in Control.

Additional information regarding severance and change in control payments, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2015, is found under Potential Payments upon Termination or Change in Control beginning on page 44 of this proxy statement.

Tax Deductibility Policy

The HR Committee considers the deductibility of compensation for federal income tax purposes in the design of RR Donnelley’s programs. While we generally seek to maintain the deductibility of the incentive compensation paid to our NEOs, the HR Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our stockholders even if these amounts are not fully tax deductible.

The annual incentive plan award pool is based on non-GAAP adjusted EBITDA and establishes a multiplier for each NEO (President/CEO and COO, 5 times base salary, Other NEOs, 3 times base salary) for tax deductibility purposes under IRS Section (162)m. These award pools are the absolute maximum limitations on the dollar value of awards earned. The Committee can then exercise negative discretion to reduce the amount of the AIP award for each NEO and determine the actual annual cash incentive payouts, guided by its consideration of the performance of the Company against the financial threshold (for 2015, non-GAAP EBITDA) and individual performance objectives.

Operation of the Human Resources Committee

The HR Committee of the Board establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the business objectives and specifically establishes the compensation of the CEO, other senior officers and key management employees. The HR Committee does not administer the employee benefit plans, nor does it have direct jurisdiction over them, but does look at the employee benefit plans annually so as to get a better understanding of the overall compensation structure of the company. In carrying out its responsibilities, the HR Committee, with assistance from its consultant, Willis Towers Watson, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of the Company’s executive officers, including all NEOs. Management, including the Company’s executive officers, develops preliminary recommendations regarding compensation matters with respect to the executive officers other than the Chief Executive Officer for Committee review. The HR Committee then reviews management’s preliminary recommendations and makes final compensation decisions. Willis Towers Watson advises the Committee on the compensation levels of RR Donnelley’s executive officers and provides advice related to proposed compensation.

For a more complete description of the responsibilities of the HR Committee, see The Board’s Committees and Their Functions beginning on page 21 of this proxy statement and the charter of the Human Resources Committee posted on RR Donnelley’s website at www.rrdonnelley.com.

Role of Compensation Consultant

The HR Committee retained Willis Towers Watson in 2015 as its outside compensation consultant to advise the HR Committee on executive compensation matters. Throughout 2015, Willis Towers Watson regularly attended HR Committee meetings, and reported directly to the HR Committee on matters relating to compensation for the executive officers.

Willis Towers Watson reports directly to the Committee and not to management on executive officer and director compensation matters. The Willis Towers Watson teams that provide health and welfare consulting services to us are separate from the Willis Towers Watson team that provides executive and director compensation consulting services.

During 2015, the HR Committee requested that Willis Towers Watson:

•	Conduct an analysis of compensation for our NEOs and assess how target and actual compensation aligned with the Company’s philosophy and objectives;
•	Develop recommendations for the HR Committee on the size and structure of long-term incentive awards for our executive officers;

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Compensation Discussion & Analysis (continued)

•	Assist the HR Committee in the review of this CD&A and related executive compensation disclosure;
•	Assist in the calculation of estimated IRC 280G parachute values for NEOs and estimated benefits arising from various termination scenarios;
•	Assist in defining the composition of the compensation peer group;
•	Compare RRD’s share usage and equity dilution to that of the peer group;
•	Review compensation plans (particularly incentives) for risk;
•	Assist the HR Committee in the review of tally sheets; and
•	Provide the HR Committee ongoing advice and counsel on market compensation trends and legislative and regulatory changes and their impact on RR Donnelley’s executive compensation programs.

Looking forward to 2016, the HR Committee anticipates Willis Towers Watson will continue to support RR Donnelley in a similar capacity as in 2015. In addition to the items noted above, we anticipate that Willis Towers Watson will assist RR Donnelley, at the request of the HR Committee, as the Company considers the many compensation program changes and transitions that will need to occur as a result of creating three independent public companies.

While Willis Towers Watson provides additional services to the Company (not under the direction of the Committee), these services have all been approved by the Committee. The Committee reviewed the work and services provided by Willis Towers Watson and it has determined that (1) these services were provided on an independent basis and (2) no conflicts of interest exist. Factors considered by the Committee in its assessment include:

1)	Other services provided to RR Donnelley by Willis Towers Watson
2)	Fees paid by RR Donnelley as a percentage of Willis Towers Watson’s total revenue
3)	Willis Towers Watson’s policies and procedures that are designed to prevent a conflict of interest and maintain independence between the personnel who provide HR services and those who provide these other services
4)	Any business or personal relationships between individual consultants involved in the engagement and Committee members
5)	Whether any RR Donnelley stock is owned by individual consultants involved in the engagement
6)	Any business or personal relationships between our executive officers and Willis Towers Watson or the individual consultants involved in the engagement

Risk Assessment

The HR Committee, with the assistance of Willis Towers Watson, has reviewed and evaluated the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. The determination primarily took into account the balance of cash and equity payouts, the balance of annual and long term incentives, the type of performance metrics used, incentive plan payout leverage, possibility that the plan designs could be structured in ways that might encourage gamesmanship, avoidance of uncapped rewards, multi-year vesting for equity awards, use of stock ownership requirements for senior management and the Committee’s oversight of all executive compensation programs.

Role of Company Management

RR Donnelley management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the HR Committee, which makes the final decisions, with advice from Willis Towers Watson, as appropriate. The management team is responsible for the administration of the compensation programs once HR Committee decisions are finalized.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors of R.R. Donnelley & Sons Company, on behalf of the Board, establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the business objectives. In fulfilling its oversight responsibilities, the Human Resources Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s proxy statement to be filed in connection with the Company’s 2016 Annual Meeting of Stockholders.

Human Resources Committee

Michael T. Riordan, Chairman

Susan M. Cameron

Susan M. Gianinno

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Executive Compensation

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (“NEOs”) as of December 31, 2015.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)(8)	Total ($)
Thomas J. Quinlan	2015	1,183,333	—	6,420,138	—	340,200	—	31,844	7,975,515
President and	2014	1,000,000	—	5,990,400	—	1,050,000	205,986	31,585	8,277,971
Chief Executive Officer	2013	1,000,000	427,500	5,379,000	—	331,500	—	31,335	7,169,335
Suzanne S. Bettman	2015	458,333	225,000	921,488	—	141,750	—	35,502	1,782,073
Executive Vice President,	2014	450,000	50,000	865,280	—	472,500	104,044	34,883	1,976,707
General Counsel	2013	450,000	192,375	902,250	—	149,175	—	31,563	1,725,363
Andrew B. Coxhead	2015	325,000	133,333	355,011	—	61,425	—	0	874,769
Senior Vice President,	2014	325,000	—	332,800	—	227,500	54,092	0	939,392
Chief Accounting Officer	2013	325,000	92,625	360,900	—	71,825	—	0	850,350
Daniel L. Knotts	2015	725,000	700,000	2,235,630	—	205,538	—	25,043	3,891,211
Chief Operating Officer	2014	725,000	400,000	2,096,640	—	761,250	223,247	25,018	4,231,155
	2013	704,167	2,309,938	2,061,950	—	240,338	—	25,018	5,341,411
Daniel N. Leib	2015	600,000	300,000	1,420,042	—	170,100	—	25,327	2,515,469
Executive Vice President,	2014	600,000	100,000	1,331,200	—	630,000	57,691	21,974	2,740,865
Chief Financial Officer	2013	583,333	256,500	1,263,150	—	198,900	—	22,049	2,323,932

1	The amounts shown in this column for 2015 constitute deferred cash awards granted under the Company’s 2012 Performance Incentive Plan in March 2014 of which one-third vested on the first anniversary of the grant date. Mr. Knotts’ amount for 2015 also includes $300,000 of a deferred cash award granted under the Company’s 2012 Performance Incentive Plan in March 2012 which vested on July 1, 2015.
2	The amounts shown in this column constitute the aggregate grant date fair value of restricted share units (“RSUs”) and performance share units (“PSUs”) granted during the fiscal year under the 2012 PIP. The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (which we refer to as ASC Topic 718). See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of PSUs is based on the probable outcome of the applicable performance conditions which assumes target achievement level is attained. Assuming the highest level of achievement, the maximum value of the PSUs at the grant date would be as follows:
Mr. Quinlan, $4,815,103; Ms. Bettman, $691,116; Mr. Coxhead, $266,258; Mr. Knotts, $1,676,722; and Mr. Leib, $1,065,032. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table beginning on page 40 of this proxy statement.
4	The amounts shown in this column constitute payments made under our AIP, which is a subplan of the 2012 PIP. At the outset of each year, the Human Resources Committee sets performance criteria that are used to determine whether and to what extent the NEOs will receive payments under the AIP. See Compensation Discussion and Analysis beginning on page 26 of this proxy statement for further information on the 2015 payments.
5	The amounts shown in this column include the aggregate of the increase, if any, in actuarial values of each of the named executive officer’s benefits under our Pension Plans and Supplemental Pension Plans. Each of our NEOs had a decrease in actuarial value in 2015 in the following amounts: Mr. Quinlan, $35,573; Ms. Bettman, $22,439; Mr. Coxhead, $19,296; Mr. Knotts, $64,271; and Mr. Leib, $13,064.
6	Mr. Quinlan’s amount for 2015 includes interest of $8,214 (calculated at the prime interest rate) that was contributed by the Company in 2015 to Mr. Quinlan’s related 401(k) Supplemental Executive Retirement Plan-B account.

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Executive Compensation (continued)

7	Amounts in this column include the value of the following perquisites provided to the NEOs in 2015. Corporate automobile allowance is the amount actually paid to each NEO, as shown in the table below. Personal tax/financial advice is valued at actual amounts paid to each provider of such advice. The Company no longer provides a tax gross-up on these benefits. The incremental cost to the Company of personal use of our aircraft is calculated based on the average variable operating costs of operating the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, taxes and general repairs and maintenance, are excluded. Mr. Knotts is able to use certain country clubs at which the Company has a business purpose membership for his personal use but to the extent that there is an incremental cost to the Company, Mr. Knotts reimburses the Company for such personal use.

Named Executive Officer	Corporate Aircraft Usage ($)	Corporate Automobile Allowance ($)	Club Memberships ($)	Personal Tax/ Financial Advice ($)	Tax Gross Up Related to Perquisites ($)
Thomas Quinlan	0	16,800	0	0	—
Suzanne Bettman	0	16,800	0	12,644	—
Andrew Coxhead	0	—	0	—	—
Daniel Knotts	DM	16,800	0	1,475	—
Daniel Leib	0	16,800	0	4,928	—

DM — The incremental cost to the Company of the provision of this perquisite is limited to items such as food and beverages provided to this NEO’s spouse while accompanying the NEO on certain business trips. It is not reasonably practical to quantify these amounts precisely, but they are de minimis.

8	Amounts in this column include premiums paid by the Company for group term life insurance and supplemental disability insurance, as shown in the table below. The Company no longer provides a tax gross-up on these benefits.

Named Executive Officer	Supplemental Life Insurance Premium ($)	Supplemental Disability Insurance Premium ($)	Tax Gross Up Related to Insurance ($)
Thomas Quinlan	2,290	4,540	—
Suzanne Bettman	1,690	4,368	—
Andrew Coxhead	—	—	—
Daniel Knotts	2,050	4,718	—
Daniel Leib	—	3,599	—

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Executive Compensation (continued)

2015 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the threshold, target and maximum level of annual cash incentive awards for our NEOs for performance during 2015, as established by the Human Resources Committee in February 2015 under our AIP; and (ii) restricted share unit and performance share unit awards granted in March 2015 that were awarded to help retain the NEOs and focus their attention on building shareholder value.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Maximum (#)
Thomas Quinlan	—	180,000	1,800,000	6,000,000	—	—	—	—
	3/2/2015	—	—	—	95,938	287,813	—	3,210,069
	3/2/2015	—	—	—	—	—	191,875	3,210,069
Suzanne Bettman	—	75,000	750,000	1,500,000	—	—	—	—
	3/2/2015	—	—	—	13,770	41,310	—	460,744
	3/2/2015	—	—	—	—	—	27,540	460,774
Andrew Coxhead	—	32,500	325,000	975,000	—	—	—	—
	3/2/2015	—	—	—	5,305	15,915	—	177,505
	3/2/2015	—	—	—	—	—	10,610	177,505
Daniel Knotts	—	108,750	1,087,500	2,175,000	—	—	—	—
	3/2/2015	—	—	—	33,408	100,223	—	1,117,815
	3/2/2015	—	—	—	—	—	66,815	1,117,815
Daniel Leib	—	90,000	900,000	1,800,000	—	—	—	—
	3/2/2015	—	—	—	21,220	63,660	—	710,021
	3/2/2015	—	—	—	—	—	42,440	710,021

1	In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2015 Summary Compensation Table. See Compensation Discussion and Analysis beginning on page 26 of this proxy statement for further information on these payments.
2	Consists of performance share units awarded under the 2012 PIP. Each PSU is equivalent to one share of the Company’s common stock on the date of grant. The PSUs are earned for achieving specified cumulative Free Cash Flow targets over a three-year performance period beginning January 1, 2015 and ending December 31, 2017. The minimum target must be reached in order for the holder to be entitled to receive any PSUs. From 50% to up to 150% of the number of PSUs granted may be earned depending upon performance versus specified target levels. After the performance period, the earned PSUs will be paid in stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each PSU will be equal to the fair market value of one share of the Company’s common stock on the payment date. The PSUs have no dividend or voting rights.
3	Consists of restricted share units awarded under the 2012 PIP. The awards vest in full on the third anniversary of the grant date. The RSUs have no dividend or voting rights and are payable in shares of common stock of the Company upon vesting. If employment terminates by reason of death or disability, the unvested portion of the RSUs shall become fully vested. If employment terminates other than for death or disability, the unvested portion of the RSUs will be forfeited. NEO employment agreements provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control beginning on page 44 of this proxy statement.
4	Grant date fair value with respect to the RSUs and PSUs is determined in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the PSUs is calculated based on 100% of PSUs granted.

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Executive Compensation (continued)

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2015, all of the NEOs were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the NEO’s minimum base salary, bonus opportunities, entitlement to participate in our benefit plans, equity awards and provisions with respect to certain payments and other benefits upon termination of employment under certain circumstances (such as without “cause” or leaving employment for “good reason,” as defined in the agreements) or, in certain agreements, after a change in control of the Company. Please see Potential Payments Upon Termination or Change in Control beginning on page 44 of this proxy statement for a description of such provisions.

The minimum base salary set forth in each NEO’s employment agreement is: Mr. Quinlan, $1,000,000; Ms. Bettman, $400,000; Mr. Coxhead, $300,000; Mr. Knotts, $550,000 and Mr. Leib, $500,000.

The employment agreements also set forth each NEO’s target bonus as a percentage of such NEO’s base salary. The target bonus for each NEO is 150%, except for Mr. Coxhead whose target bonus is 100%.

The employment agreements of the NEOs provide that such NEO will be entitled to participate in the Company’s compensation and benefit programs that are available to all management employees and that such NEO, with the exception of Mr. Coxhead, will also be eligible to participate in certain executive-only benefit plans.

Salary and Bonus in Proportion to Total Compensation

Assuming target performance with respect to long-term incentive awards, Mr. Quinlan received approximately 30% and Mr. Knotts received approximately 43% of his total compensation in the form of base salary and cash incentive awards under the AIP, while Ms. Bettman, Mr. Coxhead and Mr. Leib received approximately 56% of his or her total compensation in the form of base salary and cash incentive awards under the AIP. As noted in Compensation Discussion and Analysis beginning on page 26 of this proxy statement, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Human Resources Committee believes that our current compensation program gives our NEOs a substantial alignment with stockholders, while also permitting the Committee to incentivize the NEOs to pursue specific short and long-term performance goals. Please see the Compensation Discussion and Analysis section of this proxy statement for a description of the objectives of our compensation program and overall compensation philosophy.

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Executive Compensation (continued)

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table shows certain information about unexercised options and unvested stock awards at December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Thomas Quinlan	267,000	89,000	13.23	3/1/2022	—	—	—	—
	200,000	—	18.62	2/27/2021	—	—	—	—
	300,000	—	19.89	2/25/2020	—	—	—	—
	950,000	—	7.09	3/1/2019	—	—	—	—
	413,000	—	32.07	2/28/2018	—	—	—	—
	260,000	—	36.22	3/20/2017	—	—	—	—
	—	—	—	—	499,625	7,354,480	—	—
	—	—	—	—	—	—	371,875	5,474,000
Suzanne Bettman	—	—	—	—	94,540	1,391,629	53,540	788,109
Andrew Coxhead	—	—	—	—	39,360	579,379	20,610	303,379
Daniel Knotts	29,000	14,500	13.23	3/1/2022	—	—	—	—
	110,000	—	19.89	2/25/2020	—	—	—	—
	125,000	—	32.07	2/28/2018	—	—	—	—
	80,000	—	36.22	3/20/2017	—	—	—	—
	—	—	—	—	190,065	2,797,757	—	—
	—	—	—	—	—	—	129,815	1,910,877
Daniel Leib	—	—	—	—	134,940	1,986,317	82,440	1,213,517

Note:	Multiple awards have been aggregated where the expiration date and the exercise price of the instruments are identical.

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Executive Compensation (continued)

1	The following table provides information with respect to the vesting of each NEO’s outstanding unexercisable options that are set forth in the above table:

Vesting Date	Thomas Quinlan	Suzanne Bettman	Andrew Coxhead	Daniel Knotts	Daniel Leib
3/2/2016	89,000	—	—	14,500	—

2	The following table provides information with respect to the vesting of each NEO’s outstanding unvested restricted share units that are set forth in the above table.

Vesting Date	Thomas Quinlan	Suzanne Bettman	Andrew Coxhead	Daniel Knotts	Daniel Leib
3/2/2016	142,750	35,250	16,250	63,000	46,250
3/2/2017	120,000	25,250	10,000	44,500	36,250
3/2/2018	236,875	34,040	13,110	82,565	52,440

3	Assumes a closing price per share of $14.72 on December 31, 2015.
4	Represents PSUs that were granted on March 3, 2014 and March 2, 2015, each assuming target performance achievement. The PSUs are earned for achieving specified cumulative free cash flow targets over a three-year performance period beginning January 1, 2014 through December 31, 2016 and January 1, 2015 through December 31, 2017, respectively. The minimum target must be reached in order for the holder to be entitled to receive any PSUs. From 50% up to 100% of the number of PSUs granted may be earned for the 2014 PSU awards and from 50% up to 150% of the number of PSUs granted may be earned for the 2015 PSU awards, each depending upon performance versus specified target levels.
5	Assumes target performance achievement (100% payout of the PSUs granted) and a price per share of $14.72 on December 31, 2015.

2015 Option Exercises and Stock Vested Table

The following table shows information regarding the value of options exercised and restricted stock, restricted share units and performance share units vested during 2015.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas Quinlan	N/A	N/A	467,750	7,612,138
Suzanne Bettman	N/A	N/A	70,250	1,230,213
Andrew Coxhead	N/A	N/A	32,500	575,951
Daniel Knotts	N/A	N/A	194,250	3,202,839
Daniel Leib	N/A	N/A	87,500	1,515,451

1	Represents the vesting of restricted stock, restricted share units, performance share units and other similar instruments under the Company’s equity plans. The amounts include PSUs granted in 2013 that vested on December 31, 2015 with performance achievement of 100% of target.
2	Value realized on vesting of restricted stock, restricted share units or performance share units is the fair market value on the date of vesting. Fair market value is based on the closing price as reported by the Nasdaq Stock Market.

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Executive Compensation (continued)

Pension Benefits

Generally, effective December 31, 2011, the Company froze benefit accruals under all of its then existing Federal income tax qualified U.S. defined benefit pension plans (collectively referred to as the Qualified Retirement Plans) that were still open to accruals. Therefore, beginning January 1, 2012, participants generally ceased earning additional benefits under the Qualified Retirement Plans. Thereafter, the Qualified Retirement Plans were merged into one Qualified Retirement Plan and generally no new participants will enter this plan. Before the Qualified Retirement Plans were frozen, accrual rates varied based on age and service. Accruals for the plans were calculated using compensation that generally included salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under a qualified pension plan is limited by law. The Qualified Retirement Plan is funded entirely by the Company with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. Internal Revenue Code places limitations on pensions that can be accrued under tax qualified plans. Prior to being frozen, to the extent an employee’s pension would have accrued under one of the Qualified Retirement Plans if it were not for such limitations, the additional benefits were accrued under an unfunded supplemental pension plan (referred to as the SERP). On December 31, 2015, approximately 835 individuals are covered by the SERP as active employees or terminated employees with vested benefits who did not receive payments in 2015, and in 2015 approximately 533 individuals received payments from the SERP. Prior to a change of control of the Company, the SERP is unfunded and provides for payments to be made out of the Company’s general assets. Because the Company froze the Qualified Retirement Plans as of December 31, 2011, generally no additional benefits will accrue under the Qualified Retirement Plan or the related SERP.

Some participants, including those that have a cash balance or pension equity benefit, can elect to receive either a life annuity or a lump sum amount upon termination. Other participants will receive their plan benefit in the form of a life annuity. Under a life annuity benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in a reduced amount for the lives of the participant and surviving spouse or other named survivor.

See Note 11 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Qualified Retirement Plan and the SERP set forth in the table below.

2015 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas Quinlan	Pension Plan	11	$88,017	—
	SERP	11	$612,011	—
Suzanne Bettman	Pension Plan	7	$99,601	—
	SERP	7	$235,146	—
Andrew Coxhead	Pension Plan	16	$128,177	—
	SERP	16	$45,590	—
Daniel Knotts	Pension Plan	25	$256,723	—
	SERP	25	$534,197	—
Daniel Leib	Pension Plan	7	$80,817	—
	SERP	7	$99,027	—

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Executive Compensation (continued)

Nonqualified Deferred Compensation

The 2015 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 90% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution on the latter of the first day of the year following the year in which the NEO’s employment with the Company terminates or the six-month anniversary of such termination unless the NEO elects that a distribution be made three years after a deferral under certain circumstances.

The table also presents amounts deferred under our Supplemental Executive Retirement Plan (“SERP- B”). Under the SERP-B, participants could defer a portion of their regular earnings substantially equal to the difference between the amount that, in the absence of legislation limiting additions to the RR Donnelley Savings Plan, would have been allocated to an employee’s account as before-tax and matching contributions, minus the deferral amount actually allocated under the Savings Plan. Deferred amounts earn interest at the prime rate and such interest is paid by the Company. Distributions are paid in a lump sum distribution upon the six-month anniversary of the termination of the participant’s employment with our Company. The SERP-B was frozen in 2004 and no additional amounts may be contributed by NEOs.

2015 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas Quinlan
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	8,214	—	260,951
Suzanne Bettman
Deferred Compensation Plan	—	—	(27,395)	—	1,184,591
Supplemental Executive Retirement Plan-B	—	—	—	—	—
Andrew Coxhead
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—
Daniel Knotts
Deferred Compensation Plan	—	—	—	—	—
Supplemental Executive Retirement Plan-B	—	—	—	—	—
Daniel Leib
Deferred Compensation Plan	—	—	285	—	37,057
Supplemental Executive Retirement Plan-B	—	—	—	—	—

1	Amounts in this column with respect to the Deferred Compensation Plan are not included in the 2015 Summary Compensation Table. Amounts in this column with respect to the SERP-B consist of Company contributed interest calculated at the prime interest rate on the NEO’s account balance and are included in the 2015 Summary Compensation Table.

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2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or

Change in Control

As noted under Compensation Discussion and Analysis — Post-Termination Benefits on page 26 of this proxy statement, we have entered into employment agreements with each of our NEOs that provide for payments and other benefits in connection with the officer’s termination for a qualifying event or circumstance and, in some agreements, for enhanced payments in connection with such termination after a Change in Control (as defined in the applicable agreement). A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment agreements for each NEO provide for payments of certain benefits, as described below, upon termination of employment. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Good Reason’ that are used in those agreements. For purposes of the employment agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer, chief financial officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign the NEO duties that represent a material diminution of his or her duties or responsibilities, reduce the NEO’s compensation, generally require that the NEO’s principal office be located other than in or around Chicago, Illinois or, in the case of Mr. Quinlan, New York, New York, or materially breach the employment agreement. Mr. Coxhead’s employment agreement does not provide for rights upon his termination for ‘Good Reason.’

The employment agreements for the NEOs require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions that would apply for a period of one to two years, as set forth in such NEO’s agreement, following the NEO’s termination of employment.

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2015.

Termination after a Change in Control

The NEOs other than Mr. Coxhead and Mr. Leib are entitled to certain tax gross-ups upon a termination after a Change in Control (as defined in such NEOs employment agreement).

As with the severance provisions described above, the rights to which the NEOs are entitled under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause and Good Reason are the same in this termination scenario as in a termination other than after a Change in Control.

Potential Payment Obligations Under Employment Agreements upon Termination of Employment of NEO or upon a Change in Control

The following tables set forth our payment obligations under the employment agreements under the circumstances specified upon a termination of the employment of our NEOs or upon a Change in Control. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in Pension Benefits and Nonqualified Deferred Compensation beginning on page 42 of this proxy statement.

Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination, termination after a change in control or after a change in control.

Disability or Death — All NEOs are entitled to pension benefits upon death or disability according to the terms of the pension plan. The employment agreements provide that in the event of disability or death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, each NEO other than Mr. Coxhead is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for the NEO’s benefit. Pursuant to the terms of the Company’s AIP, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid and as available to all salaried employees.

44    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Additionally, all unvested equity awards held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration — Pursuant to the terms of their employment agreements, each NEO other than Mr. Coxhead is entitled to immediate vesting of all outstanding equity awards in the event of any termination initiated by the NEO for Good Reason or termination initiated by the Company without Cause. Each NEO is generally entitled to immediate vesting of all outstanding equity awards upon a Change in Control (as defined in the applicable Performance Incentive Plan) under the terms of such Performance Incentive Plan, and may be entitled to a gross up payment, as described below. PSUs will vest and become payable in accordance with the terms of the applicable award agreements in the event of any termination initiated by the NEO for Good Reason (other than Mr. Coxhead) or termination initiated by the Company without Cause or upon a Change in Control. For all NEOs, all unvested equity awards are forfeited in the event of resignation other than for Good Reason or termination with Cause. Treatment of equity upon death or disability is discussed above in “Disability or Death.”

Value of accelerated RSUs is the fair market value on the date of termination. Value of accelerated PSUs is the fair market value on the date of determination. Value of accelerated options is determined by subtracting the exercise price from the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price on December 31, 2015 of $14.72.

Health Care Benefits — The employment agreements generally provide that, after resignation for Good Reason or termination without Cause, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following the NEO’s date of termination. For Messrs. Quinlan and Knotts this period is 24 months after such resignation or termination before a Change in Control, and the last day of the second calendar year following the calendar year in which such termination occurs after a Change in Control and for Ms. Bettman, Mr. Coxhead and Mr. Leib this period is 18 months after such resignation or termination (either before or after a Change in Control). In the event of resignation other than for Good Reason or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in “Disability or Death.”

280G Tax Gross-Up — Upon a Change in Control of the Company, an NEO may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code with respect to payments that are treated as excess parachute payments under Section 280G. The Company has agreed to reimburse certain NEOs for all excise taxes that are imposed on the NEO under Section 4999 and any income and excise taxes that are payable by the NEO as a result of any reimbursements for such excise taxes. In the event, however, it is determined that the NEO is entitled to a reimbursement payment for such excise taxes, but that the Change in Control payments would not be subject to the excise tax if such payments were reduced by an amount that is less than 10% of the portion of the payments that would be treated as excess parachute payments under Section 280G, then the amounts payable to the NEO under the Change in Control agreement will be reduced to the maximum amount that could be paid to the NEO without giving rise to the excise tax.

The tables assume that termination or any Change in Control took place on December 31, 2015.

R.R. DONNELLEY & SONS COMPANY    45

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Mr. Quinlan, the Company’s president and chief executive officer would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	2,400,000	(1)	0	3,600,000	(2)	0		—	(3)	—
Bonus	3,600,000	(1)	0	5,475,000	(2)	0		—	(4)	—	(4)
Equity:
Restricted Share Units(5)	7,354,480		0	7,354,480	(6)	7,354,480	(6)	7,354,480	(7)	7,354,480	(7)
Options(5)	132,610		0	132,610	(6)	132,610	(6)	132,610	(7)	132,610	(7)
Performance Share Units(5)	—	(8)	0	2,737,000	(9)	2,737,000	(9)	2,737,000	(10)	2,737,000	(10)
Benefits and Perquisites:(11)
Post-Termination Health Care	25,478		0	25,478		0		—		—
Supplemental Life Insurance	4,580		0	4,580		0		—		2,000,000	(12)
Supplemental Disability Insurance	9,080		0	9,080		0		2,190,006	(13)	—
Financial Planning	24,000		0	24,000		0		—		—
Car Allowance	33,600		0	33,600		0		—		—
280G Tax Gross Up	—		—	0		0	(14)	—		—
Total:	13,583,828		0	19,395,828		10,224,090		12,414,096		12,224,090

1	Mr. Quinlan is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Mr. Quinlan is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Pursuant to the terms of his employment agreement, Mr. Quinlan is also entitled to his pro-rated annual bonus for the year in which the termination after a Change in Control occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is not reflected in this table as, assuming a termination date of December 31, 2015, Mr. Quinlan would have been entitled to this bonus pursuant to the terms of the AIP under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll of the Company as of December 31) which are the same terms generally available to all salaried employees who participate in the plan. Also included as bonus is a $75,000 lump sum payment to which Mr. Quinlan is entitled pursuant to the terms of his employment agreement.
3	Mr. Quinlan is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
4	Pursuant to the terms of the Company’s AIP, Mr. Quinlan is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
5	Assumes price per share of $14.72 on December 31, 2015.
6	All unvested equity awards held by Mr. Quinlan will vest immediately upon a Change in Control (as defined in the applicable Performance Incentive Plan) under the terms of such Performance Incentive Plan.
7	All unvested equity awards held by Mr. Quinlan will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
8	Upon this type of termination, the PSUs would vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Quinlan’s employment not been terminated (i.e., performance measured on December 31, 2016 and 2017).
9	Per the terms of the PSU award agreements, upon the acceleration date associated with a Change in Control, 50% of the PSUs would vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the acceleration date. The table assumes that a Change in Control occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event. The PSUs granted in 2013 are not included in this amount as Mr. Quinlan would have been entitled to the PSUs pursuant to their terms on December 31, 2015 regardless of termination or Change in Control.
10	Upon death or disability, 50% of the PSUs granted in each of 2014 and 2015 vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the date of death or disability. The table assumes such event occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event. The PSUs granted in 2013 are not included in this amount as Mr. Quinlan would have been entitled to the PSUs pursuant to their terms on December 31, 2015 regardless of death or disability.
11	Except as disclosed, Mr. Quinlan receives the same benefits that are generally available to all salaried employees upon disability or death.
12	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.
13	Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Quinlan in excess of the amount generally available to all salaried employees.
14	Under this scenario, the payments made to Mr. Quinlan are not subject to the excise tax and no gross up is necessary.

46    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Ms. Bettman, the Company’s executive vice president, general counsel, corporate secretary and chief compliance officer would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	750,000	(1)	0	750,000	(1)	0		—	(2)	—
Bonus	1,125,000	(1)	0	1,125,000	(1)	0		—	(3)	—	(3)
Deferred Cash	478,183	(4)	0	1,125,000	(5)	1,125,000	(5)	928,183	(6)	928,183	(6)
Equity:
Restricted Share Units(7)	1,391,629		0	1,391,629	(8)	1,391,629	(8)	1,391,629	(9)	1,391,629	(9)
Performance Share Units(7)	—	(10)	0	394,054	(11)	394,054	(11)	394,054	(12)	394,054	(12)
Benefits and Perquisites:(13)
Post-Termination Health Care	2,241		0	2,241		0		—		—
Supplemental Life Insurance	2,535		0	2,535		0		—		2,000,000	(14)
Supplemental Disability Insurance	6,552		0	6,552		0		2,430,000	(15)	—
Financial Planning	18,000		0	18,000		0		—		—
Car Allowance	25,200		0	25,200		0		—		—
280G Tax Gross Up	—		—	0		0	(16)	—		—
Total:	3,799,340		0	4,840,211		2,910,683		5,143,866		4,713,866

1	Ms. Bettman is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Ms. Bettman is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the Company’s AIP, Ms. Bettman is entitled to her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	A pro-rated portion of a cash retention award (the “2013 Cash Retention Award”) awarded under the 2012 PIP in March 2013 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award. The unvested portion of a cash incentive award (the “2014 Cash Retention Award”) awarded under the 2012 PIP in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017 would forfeit pursuant to the terms of the award.
5	Assuming a Change in Control on December 31, 2015, the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would become payable pursuant to the terms of the award.
6	A pro-rated portion of the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would vest and become payable pursuant to the terms of the applicable award.
7	Assumes price per share of $14.72 on December 31, 2015.
8	All unvested equity awards held by Ms. Bettman will vest immediately upon a Change in Control (as defined in the applicable Performance Incentive Plan) under the terms of such Performance Incentive Plan.
9	All unvested equity awards held by Ms. Bettman will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
10	Upon this type of termination, the PSUs would vest and be payable, if at all, on the same terms and conditions that would have applied had Ms. Bettman’s employment not been terminated (i.e., performance measured on December 31, 2016 and 2017).
11	Per the terms of the PSU award agreements, upon the acceleration date associated with a Change in Control, 50% of the PSUs would vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the acceleration date. The table assumes that a Change in Control occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event.
12	Upon death or disability, 50% of the PSUs vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the date of death or disability. The table assumes such event occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event.
13	Except as disclosed, Ms. Bettman receives the same benefits that are generally available to all salaried employees upon death or disability.
14	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.
15	Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Ms. Bettman in excess of the amount generally available to all salaried employees.
16	Under this scenario, the payments made to Ms. Bettman are not subject to the excise tax and no gross up is necessary.

R.R. DONNELLEY & SONS COMPANY    47

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Mr. Coxhead, the Company’s senior vice president and chief accounting officer would be entitled to the following:

	Termination Without Cause($)		Termination With Cause($)	Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	325,000	(1)	0	325,000	(1)	0		—	(2)	—
Bonus	325,000	(1)	0	325,000	(1)	0		—	(3)	—	(3)
Deferred Cash	283,368	(4)	0	666,667	(5)	666,667	(5)	550,035	(6)	550,035	(6)
Equity:
Restricted Share Units(7)	0		0	579,379	(8)	579,379	(8)	579,379	(9)	579,379	(9)
Performance Share Units(7)	—	(10)	0	151,690	(11)	151,690	(11)	151,690	(12)	151,690	(12)
Benefits and Perquisites:(13)
Post-Termination Health Care	—		—	—		—		—		—
Supplemental Life Insurance	—		—	—		—		—		—
Supplemental Disability Insurance	—		—	—		—		—		—
Total:	933,368		0	2,047,736		1,397,736		1,281,104		1,281,104

1	Mr. Coxhead is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Mr. Coxhead is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the Company’s AIP, Mr. Coxhead is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	A pro-rated portion of a cash retention award (the “2013 Cash Retention Award”) awarded under the 2012 PIP in March 2013 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award. The unvested portion of a cash incentive award (the “2014 Cash Retention Award”) awarded under the 2012 PIP in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017 would forfeit pursuant to the terms of the award.
5	Assuming a Change in Control on December 31, 2015, the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would become payable pursuant to the terms of the award.
6	A pro-rated portion of the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would vest and become payable pursuant to the terms of the applicable award.
7	Assumes price per share of $14.72 on December 31, 2015.
8	All unvested equity awards held by Mr. Coxhead will vest immediately upon a Change in Control (as defined in the applicable Performance Incentive Plan) under the terms of such Performance Incentive Plan.
9	All unvested equity awards held by Mr. Coxhead will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
10	Upon this type of termination, the PSUs would vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Coxhhead’s employment not been terminated (i.e., performance measured on December 31, 2016 and 2017).
11	Per the terms of the PSU award agreements, upon the acceleration date associated with a Change in Control, 50% of the PSUs would vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the acceleration date. The table assumes that a Change in Control occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event.
12	Upon death or disability, 50% of the PSUs vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the date of death or disability. The table assumes such event occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event.
13	Except as disclosed, Mr. Coxhead receives the same benefits that are generally available to all salaried employees upon death or disability.

48    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Mr. Knotts, the Company’s chief operating officer would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	1,450,000	(1)	0	2,175,000	(2)	0		—	(3)	—
Bonus	2,175,000	(1)	0	3,337,500	(2)	0		—	(4)	—	(4)
Deferred Cash	637,577	(5)	0	1,700,000	(6)	1,700,000	(6)	1,437,577	(7)	1,437,577	(7)
Equity:
Restricted Share Units(8)	2,797,757		0	2,797,757	(9)	2,797,757	(9)	2,797,757	(10)	2,797,757	(10)
Options(8)	21,605		0	21,605	(8)	21,605	(8)	21,605	(9)	21,605	(9)
Performance Share Units(8)	—	(11)	0	955,438	(12)	955,438	(12)	955,438	(13)	955,438	(13)
Benefits and Perquisites:(14)
Post-Termination Health Care	25,130		0	25,130		0		—		—
Supplemental Life Insurance	4,100		0	4,100		0		—		2,000,000	(15)
Supplemental Disability Insurance	9,436		0	9,436		0		2,444,994	(16)	—
Financial Planning	24,000		0	24,000		0		—		—
Car Allowance	33,600		0	33,600		0		—		—
280G Tax Gross Up	—		—	0		0	(17)	—		—
Total:	7,178,205		0	11,083,566		5,474,800		7,657,371		7,212,377

1	Mr. Knotts is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Mr. Knotts is entitled to 3x base salary and 3x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period. Mr. Knotts is also entitled to his pro-rated annual bonus for the year in which the termination after a Change in Control occurs, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is not reflected in this table as, assuming a termination date of December 31, 2015, Mr. Knotts would have been entitled to this bonus pursuant to the terms of the AIP under which the annual bonus is paid (which provides for payment of the bonus to any participant who is on the payroll of the Company as of December 31) which are the same terms generally available to all salaried employees who participate in the plan. Also included as bonus is a $75,000 lump sum payment to which Mr. Knotts is entitled pursuant to the terms of his employment agreement.
3	Mr. Knotts is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
4	Pursuant to the terms of the Company’s AIP, Mr. Knotts is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
5	A pro-rated portion of a cash retention award (the “2013 Cash Retention Award”) awarded under the 2012 PIP in March 2013 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award. The unvested portion of a cash incentive award (the “2014 Cash Retention Award”) awarded under the 2012 PIP in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017 would forfeit pursuant to the terms of the award.
6	Assuming a Change in Control on December 31, 2015, the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would become payable pursuant to the terms of the award.
7	A pro-rated portion of the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would vest and become payable pursuant to the terms of the applicable award.
8	Assumes price per share of $14.72 on December 31, 2015.
9	All unvested equity awards held by Mr. Knotts will immediately vest upon a Change in Control (as defined in the applicable Performance Incentive Plan) under the terms of such Performance Incentive Plan.
10	All unvested equity awards held by Mr. Knotts will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
11	Upon this type of termination, the PSUs would vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Knott’s employment not been terminated (i.e., performance measured on December 31, 2016 and 2017).
12	Per the terms of the PSU award agreements, upon the acceleration date associated with a Change in Control, 50% of the PSUs would vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the acceleration date. The table assumes that a Change in Control occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event. The PSUs granted in 2013 are not included in this amount as Mr. Knotts would have been entitled to the PSUs pursuant to their terms on December 31, 2015 regardless of termination or Change in Control.
13	Upon death or disability, 50% of the PSUs would vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the date of death or disability. The table assumes such event occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event. The PSUs granted in 2013 are not included in this amount as Mr. Knotts would have been entitled to the PSUs pursuant to their terms on December 31, 2015 regardless of death or disability.
14	Except as disclosed, Mr. Knotts receives the same benefits that are generally available to all salaried employees upon death or disability.
15	Represents benefits payable under a supplemental life insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.
16	Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Knotts in excess of the amount generally available to all salaried employees.
17	Under this scenario, the payments made to Mr. Knotts are not subject to the excise tax and no gross up is necessary.

R.R. DONNELLEY & SONS COMPANY    49

2016 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Mr. Leib, the Company’s executive vice president and chief financial officer would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause($)		Resignation for other than Good Reason or Termination With Cause($)	Resignation for Good Reason or Termination Without Cause after Change in Control($)		Change in Control($)		Disability($)		Death($)
Cash:
Base Salary	900,000	(1)	0	900,000	(1)	0		—	(2)	—
Bonus	1,350,000	(1)	0	1,350,000	(1)	0		—	(3)	—	(3)
Deferred Cash	566,735	(4)	0	1,400,000	(5)	1,400,000	(5)	1,166,735	(6)	1,166,735	(6)
Equity:
Restricted Share Units(7)	1,986,317		0	1,986,317	(8)	1,986,317	(8)	1,986,317	(9)	1,986,317	(9)
Performance Share Units(7)	—	(10)	0	606,758	(11)	606,758	(11)	606,758	(12)	606,758	(12)
Benefits and Perquisites:(13)
Post-Termination Health Care	—		0	—		0		—		—
Supplemental Life Insurance	—		—	—		0		—		—
Supplemental Disability Insurance	—		—	—		—		2,350,005	(14)	—
Total:	4,803,052		0	6,243,075		3,993,075		6,109,815		3,759,810

1	Mr. Leib is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.
2	Mr. Leib is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.
3	Pursuant to the terms of the Company’s AIP, Mr. Leib is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.
4	A pro-rated portion of a cash retention award (the “2013 Cash Retention Award”) awarded under the 2012 PIP in March 2013 and vesting on the fourth anniversary of the grant date would vest and become payable pursuant to the terms of the award. The unvested portion of a cash incentive award (the “2014 Cash Retention Award”) awarded under the 2012 PIP in March 2014 and vesting in three equal installments on January 1, 2015, 2016 and 2017 would forfeit pursuant to the terms of the award.
5	Assuming a Change in Control on December 31, 2015, the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would become payable pursuant to the terms of the award.
6	A pro-rated portion of the 2013 Cash Retention Award and the full unvested portion of the 2014 Cash Retention Award would vest and become payable pursuant to the terms of the applicable award.
7	Assumes price per share of $14.72 on December 31, 2015.
8	All unvested equity awards held by Mr. Leib will vest immediately upon a Change in Control (as defined in the applicable Performance Incentive Plan) under the terms of such Performance Incentive Plan.
9	All unvested equity awards held by Mr. Leib will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.
10	Upon this type of termination, the PSUs would vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Leib’s employment not been terminated (i.e., performance measured on December 31, 2016 and 2017).
11	Per the terms of the PSU award agreements, upon the acceleration date associated with a Change in Control, 50% of the PSUs would vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the acceleration date. The table assumes that a Change in Control occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event.
12	Upon death or disability, 50% of the PSUs vest and become payable assuming target performance (100%), or, if greater, based on actual performance at the date of death or disability. The table assumes such event occurred on December 31, 2015 and vesting and payment of the PSUs at 100% based on actual performance at such date in connection with such event.
13	Except as disclosed, Mr. Leib receives the same benefits that are generally available to all salaried employees upon death or disability.
14	Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Leib in excess of the amount generally available to all salaried employees.

50    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Director Compensation

Equity-Based Compensation

Each non-employee director receives a $5,000 cash meeting fee for each meeting of the board attended in person or telephonically as well as an annual retainer fee paid in restricted share units as set forth below. Director restricted share units vest in equal portions over three years from the date of grant with the opportunity to defer vesting of any tranche of restricted share units until termination of service on the Board. In the event of termination of service on the Board prior to a vesting date, all restricted share units will vest. Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out in cash with the corresponding restricted share units. Each director receives annually a restricted share unit grant, the fair market value of which is $230,000, as a base retainer for serving as a director. A director will also receive, as applicable, the following annual awards of a restricted share unit grant with a fair market value of:

—	$35,000, for serving as the chairman of the Audit or Human Resources Committees;
—	$20,000, for serving as chairman of Governance, Responsibility & Technology Committee;
—	$20,000, for serving as a member of the Audit Committee other than the chairman; or
—	$175,000, for serving as chairman of the Board.

Fair market value is defined as the closing price of the Company’s stock on the date of grant.

Pension

Under the Wallace Computer Services Directors Pension Plan, Messrs. Pope and Riordan will receive quarterly payments of $6,250 starting at the later of age 60 or termination of service on the Board and continuing until the balance in such director’s pension account has been paid out. As of December 31, 2015, Messrs. Pope and Riordan had a balance of $175,000 and $41,688, respectively. No other director will receive payments under this plan.

Benefits

Non-employee directors may also elect to participate in the Company’s medical benefit plans. Any director who so elects pays the full cost of participation as if such director were a retiree of the Company.

R.R. DONNELLEY & SONS COMPANY    51

2016 NOTICE OF MEETING AND PROXY STATEMENT

Director Compensation (continued)

2015 Non-Employee Director Compensation Table

Directors who are our employees receive no additional fee for service as a director. Non-employee directors receive compensation as described above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Susan Cameron	60,000	250,000	580		310,580
Richard Crandall	60,000	230,000	2,024		292,024
Susan Gianinno	60,000	230,000	459		290,459
Judith Hamilton	55,000	250,000	16,245	(4)	321,245
Jeffrey Katz	60,000	250,000	539		310,539
Richard Palmer	60,000	265,000	724		325,724
John Pope	60,000	425,000	34,980	(5)	519,980
Michael Riordan	60,000	265,000	19,453	(5)	344,453
Oliver Sockwell	60,000	230,000	17,614	(4)	307,614

1	The Non-Employee Director Compensation Plan provides that each director receives $5,000 for each meeting of the Board attended in person or telephonically.
2	The amounts shown in this column constitute restricted share units granted under the Company’s 2012 PIP awarded as payment of non-employee director annual retainer and fees for serving as chairperson of the board or committees calculated as set forth above under Equity-Based Compensation. Grant date fair value with respect to the restricted share units is determined in accordance with ASC Topic 718. See Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2015, each director had outstanding the following aggregate number of restricted share units: Ms. Cameron, 29,782; Mr. Crandall, 65,511; Ms. Gianinno, 25,886; Ms. Hamilton, 50,368; Mr. Katz, 33,009; Mr. Palmer, 36,750; Mr. Pope, 73,995; Mr. Riordan 132,934 and Mr. Sockwell, 88,072.
3	Includes interest accrued on dividend equivalents on restricted share awards credited to each directors’ account.
4	Includes dividends on phantom shares under the Company’s Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, credited as additional phantom shares, in the following amounts: Ms. Hamilton, $11,947 and Mr. Sockwell, $9,902. As of December 31, 2015, the following directors had outstanding the following aggregate numbers of phantom shares: Ms. Hamilton, 11,938 phantom shares and Mr. Sockwell, 9,895 phantom shares. The phantom shares are fully vested.
5	Includes dividends paid and interest accrued on amounts held in the directors’ account under the Wallace Corporation Director Compensation Plan pursuant to which the directors retainer fees were credited as shares of stock in Company maintained accounts, similar to phantom stock, in the following amounts: Mr. Pope, $25,135 and Mr. Riordan, $9,540. Dividends paid and interest accrued on these shares are accrued and credited as additional shares on December 31 of each year. In 2015, there were 1,740 and 661 shares credited to Mr. Pope’s and Mr. Riordan’s accounts, respectively, with a total balance of 25,545 and 9,688 shares, respectively. Mr. Pope’s amount also includes a $5,331 annual annuity payment payable to Mr. Pope under the Wallace Capital Accumulation Plan (CAP), a frozen deferred compensation plan in which Mr. Pope participated while a director of Wallace Computer Services. The CAP provides for 15 annual annuity payment to be paid beginning at age 65.

52    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Certain Transactions

The Company has a written policy relating to approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the Governance, Responsibility & Technology Committee or (ii) if the Governance, Responsibility & Technology Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board, such disinterested members of the Board by a majority vote. Related persons include any of our directors or certain executive officers, certain of our shareholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the Governance, Responsibility & Technology Committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the Chairman of the Governance, Responsibility & Technology Committee of any related person transaction of which he or she becomes aware.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2015 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

R.R. DONNELLEY & SONS COMPANY    53

2016 NOTICE OF MEETING AND PROXY STATEMENT

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2015. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by PCAOB AU 380 (Communications with Audit Committees), including its judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

During the course of the fiscal year ended December 31, 2015, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee

Richard K. Palmer, Chairman

Susan M. Cameron

Jeffrey G. Katz

John C. Pope

The Company’s Independent Registered

Public Accounting Firm

Fees

Audit Fees — Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the years ended December 31, 2015 and 2014. Total fees paid to Deloitte for audit services rendered during 2015 and 2014 were $6,967,000 and $7,756,000, respectively.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2015 and 2014 were $50,000 and $50,000, respectively, primarily related to acquisition diligence services in both years.

Tax Fees — Total fees paid to Deloitte for tax services rendered during 2015 and 2014 were $25,000 and $50,000, respectively, primarily related to international tax compliance in both years.

All Other Fees — No other fees were paid to Deloitte for any other services rendered during 2015 and 2014.

In addition, in connection with the spin-off transactions announced by the Company on August 4, 2015, Deloitte is performing audit services with respect to the carve out financials statements required for each of the new companies. Fees for such audit services with respect to Donnelley Financial Solutions, Inc. and LSC Communications, Inc. covering the fiscal year ended December 31, 2015 and subsequent interim periods prior to completion of the spin-off transactions are expected to be in the range of $3,875,000 to $5,450,000, respectively.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed the thresholds established by the pre- approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

54    R.R. DONNELLEY & SONS COMPANY

2016 NOTICE OF MEETING AND PROXY STATEMENT

Submitting Stockholder Proposals and
Nominations for 2017 Annual Meeting

Any proposals that stockholders wish to present at the 2017 Annual Meeting must be received by December 22, 2016 in order to be considered for inclusion in the Company’s proxy materials. The 2017 Annual Meeting is currently scheduled to be held on May 18, 2017.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2017 Annual Meeting that will not be considered for inclusion in the Company’s proxy materials, is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are allowed to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 35 West Wacker Drive, Chicago, Illinois 60601.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2016 Annual Meeting other than the election of directors, the advisory vote to approve executive compensation and ratification of the auditors and does not expect any stockholder proposals. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Suzanne S. Bettman, Secretary

Chicago, Illinois, April 11, 2016

R.R. DONNELLEY & SONS COMPANY    55

2016 NOTICE OF MEETING AND PROXY STATEMENT

Appendix A

Form of Par Value Reduction Certificate of Amendment

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

R. R. DONNELLEY & SONS COMPANY

R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

1. The name of the Company is R. R. Donnelley & Sons Company. The name under which it was originally incorporated is “Donnelley, Inc.”, pursuant to an original Certificate of Incorporation filed with the Secretary of the State on May 7, 1956.

2. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Restated Certificate of Incorporation filed with the Secretary of State on July 25, 2007, as corrected by the Certificate of Correction of Restated Certificate of Incorporation filed with the Secretary of State on September 26, 2014 (as corrected or amended from time to time, the “Restated Certificate of Incorporation”).

3. The first sentence of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 502,000,000 shares which shall be divided into two classes as follows:

2,000,000 shares of Preferred Stock (Preferred Stock) of the par value of $1.00 per share, and

500,000,000 shares of Common Stock (Common Stock) of the par value of $0.01 per share.

4. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective as of              p.m. Eastern time on                     , 2016.

IN WITNESS WHEREOF, R. R. Donnelley & Sons Company has caused this certificate to be signed by             , its             , this          day of                     , 2016.

By:
Name:
Title:

R.R. DONNELLEY & SONS COMPANY    A-1

2016 NOTICE OF MEETING AND PROXY STATEMENT

Appendix B

Form of Reverse Stock Split Certificate of Amendment

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

R. R. DONNELLEY & SONS COMPANY

R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

6. The name of the Company is R. R. Donnelley & Sons Company. The name under which it was originally incorporated is “Donnelley, Inc.”, pursuant to an original Certificate of Incorporation filed with the Secretary of the State on May 7, 1956.

7. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Restated Certificate of Incorporation filed with the Secretary of State on July 25, 2007, as corrected by the Certificate of Correction of Restated Certificate of Incorporation filed with the Secretary of State on September 26, 2014 (as corrected or amended from time to time, the “Restated Certificate of Incorporation”).

8. The first sentence of Article Fourth of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FOURTH. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 167,000,000 shares which shall be divided into two classes as follows:

2,000,000 shares of Preferred Stock (Preferred Stock) of the par value of $1.00 per share, and

165,000,000 shares of Common Stock (Common Stock) of the par value of $[        ] per share.

9. Article Fourth of the Restated Certificate of Incorporation is hereby amended by adding the following paragraph following the first sentence thereof:

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment dated                      to the Restated Certificate of Incorporation of the corporation, every three (3) shares of Common Stock, par value $[        ] per share either issued and outstanding or held by the corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive cash (without interest or deduction) from the corporation’s transfer agent in lieu of such fractional share interests, upon, where shares are held in certificated form the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ or any national securities exchange upon which the Common Stock is listed as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Stockholders who hold their shares of Common Stock in book entry form do not need to take any action to receive shares of Common Stock reflecting the Reverse Stock Split or cash payments in lieu of fractional share interests, if applicable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

10. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

11. This Certificate of Amendment shall be effective as of              Eastern Time on                     , 2016.

IN WITNESS WHEREOF, R. R. Donnelley & Sons Company has caused this certificate to be signed by             , its             , this      day of                     , 2016.

By:
Name:
Title:

R.R. DONNELLEY & SONS COMPANY    B-1

2016 NOTICE OF MEETING AND PROXY STATEMENT

Appendix C

Form of Board Size Change Certificate of Amendment

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

R. R. DONNELLEY & SONS COMPANY

R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

1. The name of the Company is R. R. Donnelley & Sons Company. The name under which it was originally incorporated is “Donnelley, Inc.”, pursuant to an original Certificate of Incorporation filed with the Secretary of the State on May 7, 1956.

2. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Restated Certificate of Incorporation filed with the Secretary of State on July 25, 2007, as corrected by the Certificate of Correction of Restated Certificate of Incorporation filed with the Secretary of State on September 26, 2014 (as corrected or amended from time to time, the “Restated Certificate of Incorporation”).

3. The first sentence of Article Seventh of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows: “The number of Directors which shall constitute the whole Board shall be determined by the By-Laws of the corporation except that their number shall be not less than six (6) nor more than twelve (12).”

4. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective as of 5:00 p.m. Eastern time on                     , 2016.

IN WITNESS WHEREOF, R. R. Donnelley & Sons Company has caused this certificate to be signed by             , its             , this      day of                     , 2016.

By:
Name:
Title:

R.R. DONNELLEY & SONS COMPANY    C-1

Integrated Communications Services Provider

Trust. Integrity. Reliability.

www.rrdonnelley.com Copyright © 2016 R. R. Donnelley & Sons Company. All rights reserved.	001CSN208F

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2016 (except as otherwise set forth in this Proxy).

Vote by Internet
• Go to www.investorvote.com/RRD
OR
• Scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Thomas J. Quinlan III	☐	☐	☐	02 - Susan M. Cameron	☐	☐	☐	03 - Richard L. Crandall	☐	☐	☐

04 - Susan M. Gianinno	☐	☐	☐	05 - Judith H. Hamilton	☐	☐	☐	06 - Jeffrey M. Katz	☐	☐	☐

07 - Richard K. Palmer	☐	☐	☐	08 - John C. Pope	☐	☐	☐	09 - Michael T. Riordan	☐	☐	☐

10 - Oliver R. Sockwell	☐	☐	☐

B	Proposals —	The Board of Directors recommends a vote FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR
Proposal 5 and FOR Proposal 6.

	For	Against	Abstain		For	Against	Abstain
2. Advisory Vote to Approve Executive Compensation.	☐	☐	☐	3. Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

4. Proposal to amend the Company’s Restated Certificate of Incorporation to change the par value of the Common Stock.

6. Proposal to amend, in the discretion of the Board of Directors, the Restated Certificate of Incorporation to revise the provision fixing the size of the Board of Directors.

	☐ ☐	☐ ☐	☐ ☐

5. Proposal to authorize the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding and treasury Common Stock, and a concurrent decrease in the authorized share capital of the Company, and approve corresponding amendments to the Company’s Restated Certificate of Incorporation.

					☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

02ADTD

Admission Ticket

R.R. Donnelley & Sons Company

2016 Annual Meeting of Stockholders

Thursday, May 19, 2016 at 10:00 a.m. (Central Time)

The University of Chicago Gleacher Center

450 North Cityfront Plaza Drive

Chicago, Illinois 60611

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

This ticket admits the named stockholder(s). Photocopies will not be accepted.

You may be asked for identification at the time of admission.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — R.R. Donnelley & Sons Company	+

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 19, 2016

The undersigned hereby appoints Daniel N. Leib and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R.R. Donnelley & Sons Company to be held on May 19, 2016, at 10:00 a.m., Central time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Thomas J. Quinlan III, (02) Susan M. Cameron, (03) Richard L. Crandall, (04) Susan M. Gianinno, (05) Judith H. Hamilton, (06) Jeffrey M. Katz, (07) Richard K. Palmer, (08) John C. Pope, (09) Michael T. Riordan and (10) Oliver R. Sockwell.

This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the listed nominees, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5 and FOR Proposal 6. Discretion will be used with respect to such other matters as may properly come before the meeting or any adjournment thereof.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds in the R.R. Donnelley Savings Plan and the Tax Credit Stock Ownership Plan. Proxies with respect to shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds in the R.R. Donnelley Savings Plan and the Tax Credit Stock Ownership Plan must be received by 1 a.m. Central on May 17, 2016.

Your vote is important! Please sign and date and return promptly in the enclosed postage-paid envelope.

D	Authorized Signatures — This section must be completed for your vote to be counted — date and sign below

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other officer. If a partnership, please sign in partnership name by an authorized person(s).

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND D ON BOTH SIDES OF THIS CARD.	+